Exhibit 2.1

MASTER PURCHASE AND SALE AND CONTRIBUTION AGREEMENT

dated as of March 19, 2012

by and among

PROSPECT CAPITAL CORPORATION,

THE PURCHASER LLC’S,

FIRST TOWER CORP.,

and

THE SHAREHOLDERS OF FIRST TOWER CORP. NAMED ON THE SIGNATURE PAGES HERETO

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

3.15.	Intellectual Property Rights	27
3.16.	Contracts	28
3.17.	Licenses	29
3.18.	Insurance	30
3.19.	Environmental Matters	30
3.20.	Affiliate Transactions	30
3.21.	Loans	31
3.22.	Insurance Business	31
3.23.	Assets	33
3.24.	Brokers	33
3.25.	Certain Indebtedness	33
3.26.	Disclosure	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE PURCHASER LLC’S		33
4.01.	Corporate Existence	33
4.02.	Capitalization	33
4.03.	Authority	34
4.04.	No Conflicts	34
4.05.	Governmental Approvals and Filings	35
4.06.	Legal Proceedings	35
4.07.	Financing; Solvency of the Company Group Following the Closing	35
4.08.	The Purchaser LLC’s	35
4.09.	Brokers	36
4.10.	Reports; Regulatory Matters.	36
4.11.	Purchaser Financial Statements	37
4.12.	Taxes and Tax Returns	39
4.13.	Insurance Coverage	40
4.14.	Financing	41

ARTICLE V COVENANTS OF THE COMPANY		41
5.01.	Regulatory and Other Approvals	41
5.02.	HSR Filings	41
5.03.	Investigation by Purchaser	41
5.04.	No Solicitations	42
5.05.	Conduct of Business	43
5.06.	Financial Statements and Reports; SAP Statements	43
5.07.	Certain Restrictions	44
5.08.	Employee Matters	46
5.09.	Supplemental Disclosure	47
5.10.	Fulfillment of Conditions	47
5.11.	Change of Name	47
5.12.	LLC Operating Agreement	47
5.13.	Financing Cooperation	47
5.14.	Insurance	48
5.15.	Ownership of Company Common Stock	48

5.16.	Post-Closing Access	49
5.17.	Tax Allocation Agreement	49
5.18.	Benefit Plan	49

ARTICLE VI COVENANTS OF PURCHASER AND THE PURCHASER LLC’S		49
6.01.	Regulatory and Other Approvals	49
6.02.	HSR Filings	50
6.03.	Employee Benefit Matters	50
6.04.	Directors’ and Officers’ Indemnification and Insurance	51
6.05.	Post-Closing Access	52
6.06.	Fulfillment of Conditions	52
6.07.	Rule 144	52
6.08.	Listing	53
6.09.	[Reserved]
6.10.	Supplemental Disclosure	53
6.11.	LLC Operating Agreement	53

ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER AND THE PURCHASER LLC’s		53
7.01.	Representations and Warranties	53
7.02.	Performance	54
7.03.	Bring-Down Certificate	54
7.04.	Orders and Laws	54
7.05.	Regulatory Consents and Approvals	54
7.06.	Resignations of Directors	54
7.07.	Escrow Agreement	54
7.08.	No Company Material Adverse Effect	54
7.09.	Employment and Covenants Agreement	54
7.10.	LLC Operating Agreement	55

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SIGNING SHAREHOLDERS		55
8.01.	Representations and Warranties	55
8.02.	Performance	55
8.03.	Bring-Down Certificate	55
8.04.	Orders and Laws	55
8.05.	Regulatory Consents and Approvals	56
8.06.	Escrow Agreement	56
8.07.	No Purchaser Material Adverse Effect	56
8.08.	Release of Credit Support	56
8.09.	Listing	56
8.10.	LLC Operating Agreement	56

ARTICLE IX TAX MATTERS		56
9.01.	Tax Returns and Tax Indemnity	56
9.02.	Code § 338(h)(10) Election	58

9.03.	Refunds	59
9.04.	Tax Audits and Contests; Cooperation	59
9.05.	Transfer Taxes	59
9.06.	Treatment of Indemnity Payments	60

ARTICLE X INDEMNIFICATION		60
10.01.	Indemnification	60
10.02.	Method of Asserting Claims	63
10.03.	Method of Calculating Losses	66
10.04.	Exclusivity	66
10.05.	No Consequential, Etc. Damages	66

ARTICLE XI SURVIVAL; NO OTHER REPRESENTATIONS		67
11.01.	Survival of Representations, Warranties, Covenants and Agreements	67
11.02.	No Other Representations	67

ARTICLE XII TERMINATION		68
12.01.	Termination	68
12.02.	Effect of Termination	69

ARTICLE XIII DEFINITIONS		70
13.01.	Definitions	70

ARTICLE XIV MISCELLANEOUS		89
14.01.	Notices	89
14.02.	Entire Agreement	91
14.03.	Expenses	91
14.04.	[Reserved]	91
14.05.	Public Announcements	91
14.06.	Waiver	92
14.07.	Amendment	92
14.08.	Third-Party Beneficiary	92
14.09.	No Assignment; Binding Effect	92
14.10.	Enforcement of Agreement	93
14.11.	Headings	93
14.12.	Governing Law; Consent to Jurisdiction	93
14.13.	Conflict of Interest	94
14.14.	Invalid Provisions	94
14.15.	Counterparts	94

ANNEX I	Ownership of Company Common Stock

ANNEX II	Purchaser Governmental Approvals and Filings

ANNEX III	Net Income Methodologies

ANNEX IV	Capital Expenditures Estimates

EXHIBIT A	Employment Agreements

EXHIBIT B	Restrictive Covenants Agreement with Francis C. Lee

EXHIBIT C	Restrictive Covenants Agreement with Joseph Macon, Jr.

EXHIBIT D	Replacement for First Tower Loan Agreement

EXHIBIT E	Continuation of Trustmark Loan Agreement

EXHIBIT F	Escrow Agreement

EXHIBIT G	Purchase Price Allocation

EXHIBIT H	Form of First Tower Holdings LLC Operating Agreement

v

This MASTER PURCHASE AND SALE AND CONTRIBUTION AGREEMENT dated as of March 19, 2012 is made and entered into by and among Prospect Capital Corporation, a Maryland corporation (“Purchaser”), the Purchaser LLC’s (as defined below), First Tower Corp., a Mississippi corporation (the “Company”), and the shareholders of the Company named on the signature pages hereto (each a “Signing Shareholder” and collectively, the “Signing Shareholders”).  Capitalized terms not otherwise defined herein have the meanings set forth in Section 13.01.

WHEREAS, the shareholders of the Company named in Part C of Annex I (each a “Shareholder” and collectively, the “Shareholders”) own all of the issued and outstanding capital stock of the Company, consisting of 165,800.63 shares of common stock, par value $1.00 per share (the “Company Common Stock”);

WHEREAS, the Company owns all of the issued and outstanding capital stock of each of (i) Tower Loan of Mississippi, Inc., a Mississippi corporation (“Tower Loan of Mississippi”), consisting of 100 shares of common stock, par value $1.00 per share, (ii) First Tower Loan, Inc., a Louisiana corporation (“First Tower Loan”), consisting of 10 shares of stock, par value $100 per share, (iii) Tower Loan of Missouri, Inc., a Mississippi corporation (“Tower Loan of Missouri”), consisting of 100 shares of common stock with no par value, (iv) Gulfco of Louisiana, Inc., a Louisiana corporation (“Gulfco of Louisiana”), consisting of 100 shares of stock, par value $1.00 per share, (v) Gulfco of Mississippi, Inc., a Mississippi corporation (“Gulfco of Mississippi”), consisting of 100 shares of common stock with no par value, (vi) Gulfco of Alabama, Inc., an Alabama corporation (“Gulfco of Alabama”), consisting of 100 shares of stock with no par value, and (vii) Tower Auto Loan, Inc., a Mississippi corporation (“Tower Auto”), consisting of 100 shares of common stock with no par value (such shares of the entities listed in (i) — (vii) above, collectively, the “Direct Subsidiary Stock” and such entities listed in (i) — (vii) above, each a “Direct Subsidiary”);

WHEREAS, prior to the date hereof, the Company has contributed to Tower Loan of Mississippi all of the issued and outstanding capital stock of each of (i) American Federated Life Insurance Company, Inc., a Mississippi corporation (“AFLIC”), consisting of 600,000 shares of common stock, par value $1.00 per share, and (ii) American Federated Insurance Company, Inc., a Mississippi corporation (“AFIC”), consisting of 1,200,000 shares of common stock, par value $1.00 per share (the “Subsidiary Reorganization”);

WHEREAS, on the date hereof and immediately prior to the Initial Closing (i) Purchaser owns and will own all of the membership interests in First Tower Holdings of Delaware LLC, a Delaware limited liability company (“First Tower Holdings of Delaware LLC”), (ii) First Tower Holdings of Delaware LLC owns and will own all of the membership interests in First Tower Holdings LLC, a Mississippi limited liability company (“First Tower Holdings LLC”), and (iii) First Tower Holdings LLC owns and will own all of the membership interests in FT Finance Holding LLC, a Mississippi limited liability company (“FT Financing LLC”, and together with First Tower Holdings of Delaware LLC and First Tower Holdings LLC, the “Purchaser LLC’s”);

WHEREAS, the parties desire to engage in the following transactions in the following order: (i) first, the Company wishes to sell to Purchaser, and Purchaser wishes to purchase from the Company, the Direct Subsidiary Stock as set forth in Annex I (such shares collectively, the “Shares”) in consideration of Purchaser’s payment of the Purchase Price to the Company; (ii) second, on the Business Day immediately following the Initial Closing, the Company and Purchaser wish to engage in the following transactions simultaneously: (x) the Company wishes to contribute to First Tower Holdings LLC, and First Tower Holdings LLC wishes to accept, the remaining Direct Subsidiary Stock as set forth in Annex I (the “Remaining Shares”), in exchange for Class A shares of First Tower Holdings LLC (“Class A Shares”) representing the minority interest in First Tower Holdings LLC as set forth in Annex I (the “Minority Interest”) immediately after such contribution, and (y) Purchaser wishes to contribute the Shares to First Tower Holdings LLC, and First Tower Holdings LLC wishes to accept the Shares, in exchange for Class A Shares representing the majority interest in First Tower Holdings LLC as set forth in Annex I (the “Majority Interest”) immediately after such contribution; (iii) third, First Tower Holdings LLC and Purchaser wish to engage in the following transactions as soon as practicable after the foregoing contributions: (x) First Tower Holdings LLC wishes to contribute all of the Shares and the Remaining Shares to FT Financing LLC, and FT Financing LLC wishes to accept such Shares and Remaining Shares, and (y) Purchaser wishes to contribute all of its Class A Shares to First Tower Holdings of Delaware LLC, and First Tower Holdings of Delaware LLC wishes to accept such Class A Shares; (iv) fourth, as contemplated by Individual Shareholder Agreements entered into with the Company, the Jack R. Lee Gift Trust and the M.K. Lee Gift Trust wish to exchange shares of Company Common Stock owned by them as set forth in Annex I (such shares collectively, the “Lee Trusts Reinvested Shares”) with the Company for all of the Class A Shares held by the Company; and (v) fifth, as contemplated by Individual Shareholder Agreements entered into with the Company (a) the Additional Shareholders wish to exchange all of the shares of Company Common Stock owned by them, and (b) the M.K. Lee Gift Trust wishes to exchange its shares of Company Common Stock not being exchanged as described in clause (iv) above (such shares collectively, the “Lee Trust Sale Shares”) with the Company in exchange for a portion of the Purchase Price, all on the terms and conditions contemplated by this Agreement and such Individual Shareholder Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Shareholders have approved the transactions contemplated by this Agreement to which the Company is a party, including the sale of the Shares to Purchaser, by the requisite vote of the holders of shares of Company Common Stock pursuant to the execution and delivery of a written consent by each Shareholder, copies of which are attached to the Individual Shareholder Agreements (collectively, the “Written Consent”); and

WHEREAS, the purchase transaction specified in Sections 1.01 and 1.02 of this Agreement is contingent upon, and shall not become effective until, full and final approval is granted by the Mississippi Insurance Department pursuant to the provisions of Miss. Code Ann. Section 83-6-1 et seq. (Rev. 2011) ( the “Mississippi Insurance Department Approval”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES; INITIAL CLOSING; EMPLOYMENT AGREEMENTS

1.01.        Purchase and Sale.  The Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, all of the right, title and interest of the Company in and to the Shares at the Initial Closing on the terms and subject to the conditions set forth in this Agreement.

1.02.        Initial Closing; Payment of Purchase Price.

(a)           Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 12.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Articles VII and VIII, the closing of the transaction contemplated by Section 1.01 (the “Initial Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 4:00 p.m. New York City time, on the Initial Closing Date, or at such other place and time as is agreed to in writing by Purchaser and the Company.

(b)           At the Initial Closing, as payment of the Purchase Price, Purchaser shall (i) subject to the last sentence of this paragraph, pay $110,200,000 (the “Minimum Cash Amount”) plus an additional amount in cash equal to (x) the number of shares of Purchaser Common Stock, if any, by which Purchaser has elected, pursuant to written notice delivered to the Company anytime on or before the sixth (6th) Trading Day prior to the Initial Closing Date, to reduce the Base Share Amount multiplied by (y) an amount equal to the VWAP of a share of Purchaser Common Stock for the five (5) Trading Days prior to and ending on the Trading Day immediately preceding the Initial Closing Date or, if Purchaser issues shares of Purchaser Common Stock or securities convertible into shares of Purchaser Common Stock at any time within the thirty (30) days preceding the Initial Closing Date, the VWAP of a share of Purchaser Common Stock for the five (5) Trading Days prior to and ending on the Trading Day immediately preceding the date of the first public announcement of the offering of such shares of Purchaser Common Stock or securities convertible into shares of Purchaser Common Stock (in either such case, the “Value Per Share”, and the aggregate amount actually paid pursuant to this clause (i), the “Discretionary Cash Amount”), by wire transfer of immediately available United States funds to such account or accounts as the Company may direct by written notice delivered to Purchaser on the second (2nd) Business Day before the Initial Closing Date, and (ii) deliver to the Company certificates representing that number of shares of Purchaser Common Stock equal to 14,518,207 shares (the “Base Share Amount”) less the number of shares set forth in any notice delivered pursuant to Section 1.02(b)(i) (the aggregate number of shares of Purchaser Common Stock actually issued pursuant to this clause (ii), the “Purchaser Common Shares”), such certificates to be issued in such names and amounts as the Company may direct by written notice delivered to Purchaser on the second (2nd) Business Day before the Initial Closing Date.

Notwithstanding the foregoing, Purchaser shall retain cash in an amount set forth in the corresponding row of Part B of Annex I from the Minimum Cash Amount for deposit at the Second Closing in the Regulatory Escrow Account pursuant to Section 2.04(b)(i)(C) to guarantee Purchaser’s obligations to provide contingent consideration upon the occurrence of certain events as set forth in Section 2.08.

(c)           Delivery of Share Certificates.  At the Initial Closing, the Company shall deliver to Purchaser, free and clear of all Liens other than Liens under the Loan Agreements, certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares represented thereby in blank.

(d)           [Reserved]

(e)           Adjustments.  The number and kind of Purchaser Common Shares, and determinations of prices associated therewith, shall be subject to customary adjustments to reflect any stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations or other changes in capital structure occurring or for which a record date occurs after the date hereof.  In addition, in the event that, after the date of this Agreement and prior to the Initial Closing Date, Purchaser declares (i) any dividend in excess of a rate of fifteen cents ($0.15) per month per share of Purchaser Common Stock or (ii) any dividends not consistent with past practice (each, an “Extraordinary Dividend”), in either case, with a record date prior to the Initial Closing Date, then, in addition to the cash and the Purchaser Common Shares payable pursuant to Section 1.02(b), at the Initial Closing, Purchaser shall deliver an additional amount of cash and/or shares of Purchaser Common Stock (valued at the Value Per Share) having an aggregate value equal to the product of (x) the number of Purchaser Common Shares calculated in accordance with Section 1.02(b), and (y) (A) the amount of such Extraordinary Dividend payable per outstanding share of Purchaser Common Stock minus (B) only in the case of an Extraordinary Dividend described in clause (i) above, the amount of the immediately preceding dividend payable per outstanding share of Purchaser Common Stock declared by Purchaser.

(f)            Withholding. Notwithstanding anything expressed or implied in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I or otherwise such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law; provided that Purchaser shall have provided written notice to the Company thereof at least three (3) Business Days prior to the Initial Closing Date.  Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.03.        Interim Period Net Income. (a) Not more than five (5) Business Days prior to the Initial Closing Date, the Company shall cause the Subsidiaries, out of funds legally available therefor, to declare and pay cash dividends to the Company in an aggregate amount not to exceed (i) the Company’s good faith estimate of Interim Period Net Income, plus (ii) the amount of any Taxes taken into account in determining Interim Period Net Income, less (iii) the amount of any Taxes that have actually been paid by the Subsidiaries to any Taxing Authority since July 31, 2011, less (iv) the amount of any dividends or other payments made by the Subsidiaries to the Company since July 31, 2011, including those payments permitted by the last sentence of  Section 5.17 (the aggregate of items (i) through (iv), the “Adjusted Interim Period Net Income”).

(b)           Within thirty (30) days following the last day of the month in which the Initial Closing occurs, Purchaser will prepare and deliver to the Company a statement of the Adjusted Interim Period Net Income (the “Closing Statement”) reasonably detailing Purchaser’s determination of the Adjusted Interim Period Net Income, accompanied by a certificate of the Chief Financial Officer of First Tower Holdings, LLC and its Subsidiaries certifying as to the accuracy of the Closing Statement.  If the Company objects to the amounts reflected on the Closing Statement, then the Company must, within fifteen (15) Business Days following receipt of the Closing Statement, deliver written notice to Purchaser specifying in reasonable detail any objections (the “Notice”), or Purchaser’s determination of the Adjusted Interim Period Net Income shall be final and binding on the parties.  With respect to any disputed amounts, Purchaser and the Company shall meet in person and negotiate in good faith during the ten (10) Business Day period (the “Resolution Period”) after the date of Purchaser’s receipt of the Notice to resolve any such disputes.  If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, the Company and Purchaser shall submit the issues remaining in dispute to a mutually agreed upon independent public accounting firm (the “Independent Accountant”) for resolution.  If issues are submitted to the Independent Accountant for resolution, (i) Purchaser and the Company shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may reasonably request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant, (ii) the determination by the Independent Accountant, as set forth in a written notice to be delivered to both Purchaser and the Company within fifteen (15) Business Days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the parties, and (iii) Purchaser and the Company will each bear fifty percent (50%) of the fees and costs of the Independent Accountant for such determination.  Each of Purchaser and the Company shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 1.03.

(c)           In the event that the Adjusted Interim Period Net Income, as finally determined pursuant to Section 1.03(b), is greater than the aggregate cash dividends paid by the Subsidiaries to the Company pursuant to Section 1.03(a) (the “Aggregate Dividends”), then within two (2) Business Days following such determination, the  Purchaser Indemnified Parties shall pay, or cause to be paid, such difference by wire transfer of immediately available U.S. funds to such account (or accounts) as the Company may direct by written notice delivered to Purchaser in advance of such second (2nd) Business Day.

(d)           In the event that the Adjusted Interim Period Net Income, as finally determined pursuant to Section 1.03(b), is less than the amount of the Aggregate Dividends, then within two (2) Business Days following such determination, the Company shall authorize the release of cash and Class A Shares equal to such amount from the Indemnity Escrow Account in accordance with the Escrow Agreement.  This Section 1.03(d) shall be the exclusive recourse of the Purchaser Indemnified Parties in the event that the amount of the Aggregate Dividends exceeds the Adjusted Interim Period Net Income, as finally determined pursuant to Section 1.03(b).

(e)           For purposes of the foregoing calculations, all Transaction Expenses of the Company and its Subsidiaries that are not to be paid for by the Company out of the Purchase Price shall be deducted from Adjusted Interim Period Net Income.

1.04.        Transaction Expense Notice.  Not later than the second (2nd) Business Day prior to the Initial Closing Date, the Company shall prepare and deliver to Purchaser a certificate (the “Transaction Expense Notice”) setting forth (i) the Company’s calculation of the Transaction Expenses (such aggregate amount the “Transaction Expense Amount”), which calculation shall be final and binding on the parties for purposes of this Agreement and (ii) the names of the Persons to whom payments of Transaction Expenses are to be made and the wiring instructions for the recipients of such payments.

1.05.        Employment Agreements; Covenants Agreements.  On the date hereof, (a) First Tower Holdings LLC and each of Francis C. Lee and Joseph Macon, Jr. are executing employment agreements in the form attached hereto as Exhibit A (collectively, the “Employment Agreements”), (b) Purchaser, First Tower Holdings LLC and Francis C. Lee are executing a restrictive covenants agreement in the form attached hereto as Exhibit B and (c) Purchaser, First Tower Holdings LLC and Joseph Macon, Jr. are executing a restrictive covenants agreement in the form attached hereto as Exhibit C (with Exhibits B and C being the “Covenants Agreements”), in each case, each such agreement to become effective at and upon completion of the Initial Closing.

1.06.        Assignment by Purchaser to Affiliate.  Purchaser may assign any or all of its rights under this Agreement and the Escrow Agreement to one or more of its Affiliates (but no such assignment shall relieve Purchaser of any of its obligations hereunder or thereunder and such Affiliate shall become bound by all of the terms of this Agreement and the Escrow Agreement); and such Affiliate may further assign and grant a security interest in such rights, as so assigned, to the lenders under the financing contemplated by the Debt Commitment Letters and their assignees.

ARTICLE II
CONTRIBUTION; EXCHANGE; SECOND CLOSING

2.01.        Initial Contribution.  At the Second Closing, the Company shall contribute to First Tower Holdings LLC the Remaining Shares, by delivery (free and clear of all Liens other than Liens under the Loan Agreements) of certificates representing the Remaining Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Remaining Shares represented thereby in blank, in exchange for Class A Shares representing the

Minority Interest (the “Initial Contribution”).  First Tower Holdings LLC shall accept such contribution and shall reflect the issuance of such Class A Shares on its books and records.

2.02.        Second Contribution.  At the Second Closing, simultaneously with the Initial Contribution, Purchaser shall contribute to First Tower Holdings LLC all of the Shares, by delivery (free and clear of all Liens other than Liens under the Loan Agreements) of certificates representing the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares represented thereby in blank, in exchange for Class A Shares representing the Majority Interest (the “Second Contribution”).  First Tower Holdings LLC shall accept such contribution and shall reflect the issuance of such Class A Shares on its books and records.  As soon as practicable after the Initial Contribution and the Second Contribution: (i) Purchaser shall contribute to First Tower Holdings of Delaware LLC such Class A Shares and First Tower Holdings LLC shall reflect such contribution on its books and records; and (ii) First Tower Holdings LLC shall contribute to FT Financing LLC, and FT Financing LLC shall accept, all of the Shares and the Remaining Shares.  Immediately after the contributions contemplated in this Section 2.02, the Majority Interest shall be held by First Tower Holdings of Delaware LLC and the Minority Interest by the Company.

2.03.        Class A Share Exchange.  At the Second Closing, immediately following the Second Contribution and pursuant to the terms of the Individual Shareholder Agreements between the Company and each of the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust, the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust shall exchange with the Company the Lee Trusts Reinvested Shares for the Minority Interest allocated as provided in Part A of Annex I less the Class A Shares deposited in the Indemnity Escrow Account pursuant to Section 2.04(b)(ii)(B) and the Class A Shares deposited in the Regulatory Escrow Account pursuant to Section 2.04(b)(ii)(C), and shall, together with the other holders of Class A Shares (other than the Company), execute the First Tower Holdings LLC Operating Agreement (the “Initial Exchange”).  First Tower Holdings LLC shall reflect the Initial Exchange and the removal of the Company as a member of First Tower Holdings LLC on its books and records.

2.04.        Certain Payments.

(a)           The closing of the transactions contemplated by Sections 2.01 through 2.03 (the “Second Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 8:00 a.m. New York City time, on the Business Day next following the Initial Closing Date (the “Second Closing Date”).

(b)           At the Second Closing, the Company (or, in the case of the delivery provided for in  Section 2.04(b)(i)(C), Purchaser) shall:

(i)            pay cash, by wire transfer of immediately available United States funds:

(A)          to the Persons, and in the amounts, designated in the Transaction Expense Notice;

(B)           to the Escrow Agent for deposit under the Escrow Agreement (together with the Class A Shares deposited with the Escrow Agent pursuant to Section 2.04(b)(ii)(B), the “Indemnity Escrow Account”), cash in an amount set forth in the corresponding row of Part B of Annex I (together with the Class A Shares deposited with the Escrow Agent pursuant to Section 2.04(b)(ii)(B), the “Indemnity Escrow Amount”); and

(C)           to the Escrow Agent for deposit under the Escrow Agreement (together with the Class A Shares deposited with the Escrow Agent pursuant to Section 2.04(b)(ii)(C), the “Regulatory Escrow Account” and, together with the Indemnity Escrow Account, the “Escrow Account”), cash in an amount set forth in the corresponding row of Part B of Annex I (together with the Class A Shares deposited with the Escrow Agent pursuant to Section 2.04(b)(ii)(C), the “Regulatory Escrow Amount” and, together with the Indemnity Escrow Amount, the “Escrow Amount”).

(ii)           deliver (x) certificates representing the Purchaser Common Shares and (y) assignments of the Class A Shares, in each case delivered to the Company pursuant to Sections 1.02(b) and 2.01, respectively, to the applicable recipients in the following manner:

(A)          to the Jack R. Lee Gift Trust and the M.K. Lee Gift Trust (or as either shall have otherwise directed by written notice delivered to the Company prior to the second (2nd) Business Day before the Initial Closing Date) an assignment of all of the Class A Shares received by the Company in the Initial Contribution in the respective percentages set forth in Annex I less the Class A Shares deposited in the Indemnity Escrow Account pursuant to clause (B) of this Section 2.04(b)(ii) and the Class A Shares deposited in the Regulatory Escrow Account pursuant to clause (C) of this Section 2.04(b)(ii);

(B)           to the Escrow Agent for deposit in the Indemnity Escrow Account, an assignment of Class A Shares having an aggregate Class A Share Value at such time equal to the amount set forth in the corresponding row of Part B of Annex I; and

(C)           to the Escrow Agent for deposit in the Regulatory Escrow Account, an assignment of Class A Shares having an aggregate Class A Share Value at such time equal to the amount set forth in the corresponding row of Part B of Annex I.

(c)           Delivery of Certificates.  At the Second Closing, the Jack R. Lee Gift Trust and the M.K. Lee Gift Trust shall deliver to the Company the certificates in respect of the Lee Trusts Reinvested Shares, all duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the shares of Company Common Stock represented thereby in blank.

2.05.        Conversions.  As promptly as practicable following the consummation of the transactions contemplated in Sections 2.01 through 2.03, First Tower Holdings LLC shall cause certain of the Direct Subsidiaries determined by First Tower Holdings LLC to convert from a corporation to a limited liability company organized in the same or another jurisdiction as the corresponding Direct Subsidiary with FT Financing LLC named as the sole member and the managing member of each such entity and shall use its commercially reasonably efforts to procure that each such limited liability company shall have all licenses, qualifications and approvals held by the corresponding Direct Subsidiary prior to such conversion.

2.06.        Company Common Stock Exchange.  Pursuant to the terms of, and as and when provided in, the Individual Shareholder Agreements between the Company and the M.K. Lee Gift Trust and each of the Additional Shareholders, as soon as reasonably practical after the Second Closing, (a) the M.K. Lee Gift Trust shall exchange the Lee Trust Sale Shares and (b) each Additional Shareholder shall exchange all of the shares of Company Common Stock set forth next to such Shareholder’s name on Annex I, in each case for their respective portions of the Purchase Price.

2.07.        Registration of Shares; Certificates.  Each certificate for Purchaser Common Shares shall contain the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Such legend shall be removed from each certificate for Purchaser Common Shares (and Purchaser shall cause unlegended certificates to be issued in place of such legended certificates) beginning six (6) months after the date of the Second Closing upon presentation of a certification by the holder that such holder is not and has not during the prior six (6) months been an Affiliate of Purchaser, provided that the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust shall not be deemed to be Affiliates as of the date hereof or solely after giving effect to the transactions contemplated in this Agreement.  All Purchaser Common Shares containing the foregoing legend shall, until such legend is removed, be voted at any meeting of shareholders of Purchaser in the same proportion on each matter as all other shares of Purchaser Common Stock not subject to such legend are voted at such meeting.  Purchaser shall, and shall cause its transfer agent to cooperate with the Company and the Shareholders to facilitate transfers of Purchaser Common Shares contemplated or otherwise permitted by this Agreement to Participating Holders.

2.08.      Regulatory Escrow Release.

(a)           If at any time prior to December 31, 2013, there shall be in effect (and not subject to any injunction or similar Order prohibiting the effectiveness thereof) any Law adopted, enacted or passed by the State of Missouri through a ballot measure or initiative or by any Governmental or Regulatory Authority of the State of Missouri (including the legislature thereof) that restricts, limits or caps in any manner the maximum allowable interest rates that First Tower Holdings LLC or any of its Subsidiaries is permitted to charge customers at less than or equal to thirty-six percent (36%) per annum, then, immediately upon the occurrence of any of the foregoing, Purchaser shall be entitled to deliver to the Company a written notice (any such notice delivered pursuant to this Section 2.08 being referred to herein as a “Regulatory Escrow Release Notice”).

(b)           If at any time prior to December 31, 2013, there shall be in effect (and not subject to any injunction or similar Order prohibiting the effectiveness thereof) any Law adopted, enacted or passed by any United States Governmental or Regulatory Authority enacts or passes any Law that restricts, limits, caps or prohibits, in any way or to any degree, the offering and sale by First Tower Holdings LLC or any of its Subsidiaries of (i) Insurance Contracts (whether written or originated by an Insurance Subsidiary or another Person), including whether offered or sold in connection with the sale of any other products First Tower Holdings LLC or any of its Subsidiaries offers to their customers or otherwise (other than Laws implementing Section 1414(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding single premium credit insurance in connection with any residential mortgage loan), or (ii) convenience checks, live checks (checks payable to a consumer where the consumer’s endorsement of the check represents the consumer’s agreement to the terms of an installment loan note), or similar products, that (in the case of clause (i) or (ii)) is reasonably likely to have or has had a material adverse effect on the revenues (including revenues from related finance charges) generated by First Tower Holdings LLC and its Subsidiaries taken as a whole in connection with (A) Insurance Contracts or (B) convenience checks, live checks (checks payable to a consumer where the consumer’s endorsement of the check represents the consumer’s agreement to the terms of an installment loan note), or similar products, then, Purchaser shall be entitled to deliver to the Company a Regulatory Escrow Release Notice.

(c)           If by the end of the day on December 31, 2013, either (i) none of the events described in Sections 2.08(a) or (b) shall have occurred, then, within the first ten (10) Business Days after December 31, 2013, or (ii) the Law which triggered the giving of a Regulatory Escrow Release Notice is not in effect or has been repealed or revoked or is the subject of a permanent and non-appealable injunction or similar Order prohibiting the effectiveness thereof, the Company shall be entitled to deliver to Purchaser a Regulatory Escrow Release Notice; provided, however, that if an injunction or similar Order referred to in this clause (ii) is not permanent and non-appealable on December 31, 2013, the Company shall be entitled to deliver a Regulatory Escrow Release Notice to Purchaser within the first ten (10) Business Days after such injunction or similar Order does become permanent and non-appealable so long as such injunction or similar order becomes permanent and non-appealable on or before December 31, 2016; provided, further, however, that if any other Laws are in effect that would entitle Purchaser to deliver a Regulatory Escrow Release Notice pursuant to Sections 2.08(a) or (b), the Company shall not be entitled to deliver a Regulatory Escrow Release Notice.

(d)           The recipient of a Regulatory Escrow Release Notice may, within five (5) Business Days following receipt of such Regulatory Escrow Release Notice, give written notice to the sender of such Regulatory Escrow Release Notice specifying in reasonable detail any objections to the Regulatory Escrow Release Notice (a “Regulatory Escrow Dispute Notice”) or the recipient’s determination that such Regulatory Escrow Release Notice shall be final and binding on the parties.  With respect to any dispute specified in a timely Regulatory Escrow Dispute Notice, Purchaser and the Company shall meet in person and negotiate in good faith during the ten (10) Business Day period after the date of receipt of such Regulatory Escrow Dispute Notice to resolve any such dispute. If Purchaser and the Company are unable to resolve any such dispute within such period, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction.  In the event that the recipient of a Regulatory Escrow Release Notice has not timely delivered a Regulatory Escrow Dispute Notice or upon resolution of a dispute set forth in a Regulatory Escrow Dispute Notice, as the case may be, the sender of such Regulatory Escrow Release Notice may deliver written notice to (i) in the case of a Regulatory Escrow Release Notice delivered pursuant to Section 2.08(a), 2.08(b) or 2.08(c)(i), the Escrow Agent to release the entire Regulatory Escrow Amount to the applicable recipients  in accordance with the terms of this Agreement and the Escrow Agreement, or (ii) in the case of a Regulatory Escrow Release Notice delivered pursuant to Section 2.08(c)(ii), the Purchaser Indemnified Parties to return to the Company (for delivery to the Shareholders in accordance with their respect interests therein) the entire Regulatory Escrow Amount previously delivered to the Purchaser Indemnified Parties pursuant to Section 2.08(d)(i).  If as of December 31, 2013, Purchaser has delivered a Regulatory Escrow Release Notice to the Company and Purchaser and the Company are engaged in negotiations pursuant to this Section 2.08(d), then Purchaser and the Company shall jointly deliver instructions to the Escrow Agent instructing the Escrow Agent to retain the Regulatory Escrow.

(e)           The provisions of this Section 2.08 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties, and the Purchaser LLC’s and their respective officers, directors, employees, agents and Affiliates in the event of the occurrence of any of the events referred to in Section 2.08(a) or Section 2.08(b).  No Person who was an officer, director or shareholder of the Company prior to the Initial Closing shall have any liability to make any payment in the event of the occurrence of any of the events referred to in Section 2.08(a) or Section 2.08(b), except as expressly provided for in this Section 2.08.

(f)            The parties shall treat all payments made to the Purchaser Indemnified Parties under this Section 2.08 (subject to the earn-back provisions of Section 2.09) as adjustments to the Purchase Price.

2.09.        Earn-Back.  If the Regulatory Escrow Account is released and paid to the Purchaser Indemnified Parties, then the following provisions shall apply:

(a)           Within ninety (90) days following December 31, 2016 (provided that reasonable extensions of such periods will be agreed upon by the Company to the extent that First Tower Holdings LLC’s auditor is unable to complete its audit within such 90-day period), First Tower Holdings LLC shall deliver to the Company an unaudited statement (the “Earn-Back Statement”) setting forth in reasonable detail the calculation of Actual Earn-Back IRR.  To the extent the Actual Earn-Back IRR, after taking into account the amount of the payment by the Purchaser Indemnified Parties pursuant to this sentence as a deduction from the Terminal Valuation, is equal to or greater than the Projected Earn-Back IRR, then concurrently with First Tower Holdings LLC’s delivery of any Earn-Back Statement, and subject to Section 2.09(e), the Purchaser Indemnified Parties shall severally and not jointly pay or cause to be paid to the Company, by wire transfer of immediately available funds to an account (or accounts) designated in writing by the Company (or, in the case of the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust, by delivery of an equal number of Class A Shares if Class A Shares were released to the Purchaser Indemnified Parties from the Regulatory Escrow Account), such portion of the Earn-Back Payment Amount (up to 100%) as would allow the Actual Earn-Back IRR to be equal to or greater than the Projected Earn-Back IRR.

(b)           Upon receipt of the Earn-Back Statement from First Tower Holdings LLC, the Company shall have forty-five (45) days (provided that reasonable extensions of such periods will be agreed upon by First Tower Holdings LLC to the extent requested by the Company) to review the Earn-Back Statement (the “Earn-Back Review Period”).  If the Company disagrees with First Tower Holdings LLC’s computation of Actual Earn-Back IRR on the Earn-Back Statement, the Company may, on or prior to the last day of the Earn-Back Review Period, deliver a notice to First Tower Holdings LLC (the “Earn-Back Notice of Objection”), which sets forth the Company’s objection to First Tower Holdings LLC’s calculation of Actual Earn-Back IRR; provided, however, that the Earn-Back Notice of Objection shall include only objections based on (i) failure to conform the calculation of Actual Earn-Back IRR to the applicable definitions set forth in this Agreement, and (ii) mathematical errors in the computation of Actual Earn-Back IRR.  Any Earn-Back Notice of Objection shall specify those items or amounts with which the Company disagrees, together with a written explanation in full detail of the reasons for disagreement with each such item or amount, and shall set forth the Company’s calculation of Actual Earn-Back IRR based on such objections.  During the Earn-Back Review Period, First Tower Holdings LLC shall permit the Company at reasonable times during reasonable business hours and upon reasonable notice to review the working papers and other supporting documents, books and records relating to the determination of Actual Earn-Back IRR, and First Tower Holdings LLC shall make reasonably available (which shall not include any requirement to travel) any employees of First Tower Holdings LLC or its Subsidiaries responsible for the calculation of Actual Earn-Back IRR and the preparation of the Earn-Back Statement in order to respond to the reasonable inquiries of the Company.

(c)           Unless the Company delivers the Earn-Back Notice of Objection to First Tower Holdings LLC within the Earn-Back Review Period, the Company shall be deemed to have accepted First Tower Holdings LLC’s calculation of Actual Earn-Back IRR on the Earn-Back Statement, and the Earn-Back Statement shall be final, conclusive and binding on all parties hereto.  If the Company delivers the Earn-Back Notice of Objection to First Tower Holdings LLC within the Earn-Back Review Period, the Company and First Tower Holdings LLC shall in good faith, during the thirty (30) days following such delivery or any mutually agreed extension thereof, attempt to reach agreement on the disputed items and amounts in order to determine Actual Earn-Back IRR.  If, at the end of such 30-day period, the Company and First Tower Holdings LLC are unable to resolve all of the disputed items, they shall refer their remaining disputed items to a mutually agreed upon Independent Accountant within ten (10) Business Days of the end of such thirty (30) day period.  The Company and First Tower Holdings LLC shall each submit their respective positions on the remaining disputed items to the Independent Accountant in writing and shall instruct the Independent Accountant promptly to review this Section 2.09 and such written submissions to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Actual Earn-Back IRR set forth in the Earn-Back Statement requires adjustment.  The Independent Accountant shall base its determination solely on this Agreement and the written submissions by the Company and First Tower Holdings LLC and not on an independent review.  The Company and First Tower Holdings LLC shall cooperate in all respects with the Independent Accountant in connection with its determination and shall make available to the Independent Accountant all relevant books and records and other items reasonably requested by the Independent Accountant, including the work papers of their respective accountants.  As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Accountant shall deliver to the Company and First Tower Holdings LLC a report which sets forth its resolution of the disputed items and amounts and its calculation of Actual Earn-Back IRR.  The decision of the Independent Accountant shall be final and binding on the parties.  The Independent Accountant shall allocate its fees and expenses in accordance with the percentage which the portion of the contested amount not awarded to the Company bears to the amount actually contested by or on behalf of the Company.

(d)           Except as otherwise expressly provided in the provisions of this Agreement relating to the Earn-Back Payment Amount, each item included in the calculation of Actual Earn-Back IRR shall be calculated in accordance with GAAP and (to the extent consistent with GAAP) in a manner consistent with the same accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements delivered pursuant to Section 3.07(a)(i).

(e)           Notwithstanding anything to the contrary contained herein, the aggregate amount owed by the Purchaser Indemnified Parties under this Section 2.09 shall not exceed the amount actually received by the Purchaser Indemnified Parties from the Regulatory Escrow Account.

(f)            In the event First Tower Holdings LLC shall prior to December 31, 2016: (i) sell, transfer, assign or otherwise dispose of (directly or indirectly) all or substantially all of the assets used primarily in the business of the Company’s Subsidiaries to any Person who is not

an Affiliate of First Tower Holdings LLC, (ii) consummate any consolidation, merger, combination or other similar transaction in which majority voting control of First Tower Holdings LLC is transferred to any Person who is not an Affiliate of First Tower Holdings LLC, or (iii) sell, transfer, assign or otherwise dispose of (directly or indirectly) equity interests in First Tower Holdings LLC if as a result of such sale, transfer, assignment or disposition, majority voting control of First Tower Holdings LLC is transferred to any Person who is not an Affiliate of First Tower Holdings LLC, then, in each case (any of the events in clauses (i) through (iii), a “Change of Control Event”), the calculations to be made and the actions to be taken pursuant to the other paragraphs of this Section 2.09 shall be accelerated, with the date of the end of the most recent fiscal quarter prior to the Change of Control Event substituted for December 31, 2016 and the value of the consideration received by First Tower Holdings LLC and its Affiliates in connection with such Change of Control Event (calculated on a pro forma basis as though such Change of Control Event was a sale of 100% of the assets or membership interests in First Tower Holdings LLC on a fully diluted basis for the same per membership unit price paid in such Change of Control Event and as though Purchaser had received its pro rata portion of the proceeds) being treated as the Terminal Valuation, subject to such adjustments to be negotiated in good faith by First Tower Holdings LLC and the Company as may be necessary to preserve the original intent of this Section 2.09.

(g)           During the Earn-Back Period, First Tower Holdings LLC covenants that it will use its commercially reasonable efforts to (i) continue the Company’s current efforts to promote and grow the business of First Tower Holdings LLC and its Subsidiaries, (ii) maintain books and records in the ordinary course of business, (iii) refrain from otherwise taking any actions in bad faith and either with the purpose, or that would reasonably be expected to have the effect, of avoiding or reducing the potential receipt of the Earn-Back Payment Amount, and (iv) provide to the Company within ninety (90) days following the end of each fiscal year through December 31, 2015, a statement setting forth Net Income, EBITDA, First Tower Payments and investments into First Tower Holdings LLC or any of its Subsidiaries by Purchaser or any of its Affiliates for such fiscal year, and reasonable access during normal business hours to personnel and accountants and books and records of First Tower Holdings LLC and its Subsidiaries in order to verify the information in such statement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SIGNING SHAREHOLDERS

The Company and, solely with respect to Sections 3.01(b) and 3.02(b) through (f) each Signing Shareholder (but only as to such Signing Shareholder), hereby represents and warrants to Purchaser and the Purchaser LLC’s (except as set forth in the Company Disclosure Schedule, it being understood and agreed that each item in a particular section or subsection of the Company Disclosure Schedule provides an exception only to the corresponding section or subsection of this Agreement, except that each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify other sections or subsections of the Company Disclosure Schedule to the extent that it is reasonably apparent from the text of such exception that such exception is applicable to such other sections or subsections of the Company Disclosure Schedule) as follows:

3.01.      Power and Authority.  (a)  The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           Each Signing Shareholder has full power and authority to execute and deliver this Agreement and to perform such Signing Shareholder’s obligations hereunder.

3.02.        Execution and Delivery.  (a)  The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly, unanimously and validly authorized by the Board of Directors and by the requisite vote of the shareholders of the Company, and no other corporate action on the part of the Company is necessary.  The Board of Directors has determined that this Agreement and the sale of the Shares, the contribution of the Remaining Shares and the related transactions are advisable and in the best interests of the Company and its shareholders, and have approved the transactions contemplated herein and any other matters required to be approved or adopted by the shareholders of the Company in order to effectuate the transactions contemplated herein.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b)           The execution and delivery by each Signing Shareholder of this Agreement and the performance by each Signing Shareholder of such Signing Shareholder’s obligations hereunder, have been duly and validly authorized by or on behalf of such Signing Shareholder, no other action on the part of such Signing Shareholder being necessary.  This Agreement has been duly and validly executed and delivered by each Signing Shareholder and constitutes a legal, valid and binding obligation of such Signing Shareholder enforceable against such Signing Shareholder in accordance with its terms.

(c)           Each Signing Shareholder owns free and clear of Liens the Company Common Stock set forth next to its name on Annex I.

(d)           Each Signing Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Purchaser Common Stock, and each Signing Shareholder is able to bear the economic risk of such investment and can afford the complete loss of such investment.  Each Signing Shareholder is aware that there are substantial risks incident to the purchase of the Purchaser Common Shares, including those summarized in Purchaser’s Annual Report on Form 10-K for the year ended June 30, 2011 on file with the SEC, which each Signing Shareholder hereby acknowledges it has read.

(e)           Each Signing Shareholder is acquiring its Purchaser Common Shares for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

(f)            Each Signing Shareholder has received such information as such Signing Shareholder deems necessary in order to make an investment decision on its own behalf with respect to the Purchaser Common Stock.  Each Signing Shareholder acknowledges that such Signing Shareholder and such Signing Shareholder’s advisor(s), if any, have had the right to ask questions of and receive answers from Purchaser and its officers, and to obtain such information concerning the terms and conditions of the offering of the Purchaser Common Shares, as such Signing Shareholder and such Signing Shareholder’s advisor(s), if any, deem necessary to making an investment in the Purchaser Common Shares.

3.03.        Capitalization; Subsidiaries.  (a) The outstanding capital stock of the Company consists of the Company Common Stock.  Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary.  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation identified in Section 3.03(a) of the Company Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties.  Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 3.03(a) of the Company Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary’s Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

(b)           Section 3.03(a) of the Company Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock.  All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned, beneficially and of record, by the Company or Subsidiaries wholly-owned by the Company free and clear of all Liens, other than Liens under the Loan Agreements.  There are no outstanding Options with respect to any shares of capital stock of any Subsidiary.  As of the date hereof, there were no shares of capital stock of any Subsidiary reserved for issuance under any Benefit Plan with respect to any Subsidiary.  The Company has made available to Purchaser prior to the execution of this Agreement complete and correct copies of the organizational documents of the Subsidiaries, including the certificate of incorporation and by-laws, as currently in effect, and each Subsidiary is not in violation of any material provision of its certificate of incorporation or by-laws.

(c)           No bonds, debentures, notes or other indebtedness having the right to vote (“Voting Debt”) on any matters on which stockholders of any Subsidiary may vote are issued or outstanding. There are no existing (i) warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character (“Rights”) obligating any of the Subsidiaries to issue, transfer or sell any shares of capital stock, Voting Debt or other interest in any of the Subsidiaries or securities convertible into or exchangeable for such shares, Voting Debt or other interests, (ii) contractual obligations of any of the Subsidiaries (x) to repurchase, redeem or otherwise acquire any capital stock, Voting Debt or any other interest of any of the Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other interest of any of the Subsidiaries, or (y) pursuant to which any of the Subsidiaries is or could be required to register any such shares, Voting Debt or other interests under the Securities Act, or (iii) voting trusts or similar agreements to which any Subsidiary is a party with respect to the voting of the capital stock, Voting Debt or other interest in any of the Subsidiaries.

(d)           No other equity-based awards issued by any of the Subsidiaries are outstanding. Since December 31, 2010 through the date hereof, none of the Company’s Subsidiaries have (i) issued or repurchased any shares of capital stock, Voting Debt or other equity securities of the Company or any of the Subsidiaries, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or any other equity-based awards of the Company or any of the Subsidiaries.

(e)           No Subsidiary has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(f)            Other than portfolio securities held by the Insurance Subsidiaries in the ordinary course of their business and in compliance with applicable Law, neither the Company nor any of the Subsidiaries owns any equity interest, or security convertible into an equity interest, in any Person which is not a Subsidiary.

3.04.        No Conflicts.  The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated hereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Company or any of the Subsidiaries;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in Section 3.05 and Annex II and, other than as a result of the identity or legal or regulatory status of Purchaser or any of its Affiliates, conflict with or result in a violation or breach of any term or provision of any material Law or Order applicable to the Company or any of the Subsidiaries or any of their respective Assets and Properties; or

(c)           except as disclosed in Section 3.04(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any of the Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company or any of the Subsidiaries or any of their respective Assets and Properties under, any material Contract or License to which the Company or any of the Subsidiaries is a party or by which any of their respective Assets and Properties are bound.

3.05.        Governmental Approvals and Filings.  Except (a) as disclosed in Section 3.05 of the Company Disclosure Schedule and (b) as may be required under the HSR Act, no consent, approval, authorization or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company or any of the Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Company, except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

3.06.        Books and Records.  The minute books and other similar records of the Company and the Subsidiaries made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries for the periods covered by such minute books and similar records.  The record of stock certificate issuances of the Company and the Subsidiaries made available to Purchaser prior to the execution of this Agreement accurately reflects all issuances prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries during the periods covered by such record.

3.07.        Financial Statements and Condition; SAP Statements; Other Filings; Certain Assets.  (a)  Prior to the execution of this Agreement, the Company has delivered to Purchaser true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2009 and 2010, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended, together with a true and correct copy of the report on such audited information by Carr Riggs & Ingram, LLC, independent auditors, and all management letters related thereto and letters of internal control related thereto, and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 2011 and September 30, 2011, and the related unaudited consolidated income statement for the fiscal periods then ended (the “Interim Financial Statements”).  Except as set forth in the notes thereto or as disclosed in Section 3.07(a) of the Company Disclosure Schedule, or, in the case of the Interim Financial Statements, for the absence of footnotes and immaterial year-end adjustments, all such financial statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.  The Company and the Subsidiaries maintain in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and the Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Subsidiaries that could reasonably be expected to have a material effect on the financial statements. Carr Riggs & Ingram, LLC has not resigned, threatened resignation or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents under Sections 13(a) or 15(d) of the Exchange Act.

(b)           Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Second Closing Date, since December 31, 2010, the business of the Company and the Subsidiaries has been operated in the ordinary course and there has not been any Company Material Adverse Effect.  Since December 31, 2010, neither the Company nor any of the Subsidiaries has taken any action or engaged in any transaction which, if taken or engaged in after the date hereof, would require the consent of Purchaser or First Tower Holdings LLC pursuant to Section 5.07 or Section 5.08.

(c)           Except as reflected or reserved against in the Company Financial Statements or the Company SAP Statements, as applicable, and except for Liabilities incurred in the ordinary course of business consistent with past practice, neither the Company nor any of the Subsidiaries has any material Liabilities of any nature (whether accrued, absolute, contingent or otherwise). Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of the Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where a purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of the Subsidiaries in the Company’s consolidated financial statements.

(d)           Since December 31, 2006, the Insurance Subsidiaries have filed (or caused to be filed) all required annual and quarterly statements (including exhibits and all other information incorporated therein) required to be filed with applicable insurance regulatory authorities (collectively, the “SAP Statements”).  The SAP Statements were prepared in all material respects in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities (“SAP”) consistently applied, for the periods covered thereby and were correct in all material respects when filed, and there were no material omissions therefrom, and (as amended and restated or supplemented by SAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of each of the Insurance Subsidiaries as of the respective dates thereof and the results of operations of each Insurance Subsidiary for the respective periods then ended.  The SAP Statements complied with all applicable Laws when filed, and, to the Knowledge of the Company, no material deficiency has been asserted with respect to any SAP Statements by the applicable insurance regulatory body or any other Governmental or Regulatory Authority.  The annual statutory balance sheets and income statements included in the SAP Statements have been audited.  The Company has provided to Purchaser true and complete copies of (i) all annual SAP Statements for the years ended after December 31, 2006, in each case together with the exhibits, schedules and notes thereto and any opinion, affirmations, certifications and other supporting documents filed therewith (collectively, the “Company SAP Statements”), and (ii) all examination reports of any insurance departments and insurance regulatory agencies conducted since December 31, 2006 and relating to either of the Insurance Subsidiaries.

(e)                                  The Company and each of the Subsidiaries have timely filed (or caused to be filed) all regulatory reports, schedules, forms, registrations and other material documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental or Regulatory Authority since December 31, 2006 (the “Other Company Documents”), and have paid all material fees and assessments due and payable in connection therewith.  There is no material unresolved violation or exception brought or asserted by any such Governmental or Regulatory Authority with respect to any report or statement relating to any examination of the Company or any of the Subsidiaries.  No Other Company Document, as of its respective date (as amended or supplemented by an Other Company Document filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)                                    The reserves, allowances and other Liabilities established or reflected on the Company Financial Statements and the Company SAP Statements were, as of the respective dates of such Company Financial Statements and Company SAP Statements, (i) determined in accordance with GAAP or SAP, as applicable, (ii) established based on good faith business judgment in a manner consistent with any Governmental or Regulatory Authority or industry practice and the past practices and experiences of the Company and the applicable Subsidiaries, and (iii) in the case of the Insurance Subsidiaries, (A) computed in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial principles, (B) based on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and were in accordance with all other contract provisions, and (C) prepared in a manner that included provision for all actuarial reserves and related statement items which ought to be established.

(g)                                 The Company has made available to Purchaser true and complete copies of actuarial reports prepared by the Insurance Subsidiaries’ actuaries, and any actuarial reports prepared by other actuaries, independent or otherwise, with respect to the Insurance Subsidiaries for each year ended on or after December 31, 2008 and all opinions, certifications, attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”).  The information and data furnished by the Company or any of the Insurance Subsidiaries to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate and complete in all material respects as of their respective dates of delivery.  Furthermore, to the Knowledge of the Company, each Actuarial Analysis was based upon an inventory of policies in force for each Insurance Subsidiary that at the relevant time of preparation was accurate in all material respects, was prepared using appropriate modeling procedures and assumptions accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

(h)                                 Since December 31, 2010, neither the Company nor any of the Subsidiaries has (i) changed any financial accounting methods, principles or practices of the Company or the Subsidiaries affecting its assets, liabilities or businesses, or (ii) except (x) for dividends by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company, and (y) as set forth in Section 3.07(h) of the Company Disclosure Schedule and dividends permitted pursuant to Section 1.03, paid or declared any dividend in cash or in kind to its stockholders or repurchased any shares of its capital stock or other equity interests.

3.08.                        Taxes.  Except as disclosed in Section 3.08 of the Company Disclosure Schedule:

(a)                                  All Tax Returns of the Company and the Subsidiaries required to be filed by or on behalf of each of them have been duly and timely filed (or caused to be duly and timely filed), or requests for extensions to file such Tax Returns have been timely filed and no applicable extension period has expired and all such Tax Returns are complete and accurate.  The Company and the Subsidiaries have paid (or there has been paid on their behalf) all Taxes shown as due on such Tax Returns and any other Taxes due and owed by them. The Company and each of the Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by U.S. federal, state, local or non-U.S. taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP.

(b)                                 There are no currently outstanding waivers of the time to assess any Taxes against any of the Subsidiaries.  There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Tax or deficiencies against any of the Subsidiaries, and no power of attorney granted by any of the Subsidiaries with respect to any Tax is currently in force.

(c)                                  Other than the Tax Allocation Agreement, none of the Subsidiaries is a party to, is bound by, or has any obligation under, any agreement relating to the allocation, sharing or indemnification of Taxes.

(d)                                 None of the Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a) and similar applicable state, local or foreign Tax Law) filing consolidated Tax Returns, other than the affiliated group of which the Company is the common parent.  None of the Subsidiaries has any liability for any Tax of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, payable pursuant to a contractual obligation or otherwise.

(e)                                  No deficiencies for any Tax have been proposed in writing or assessed against any of the Subsidiaries which have not been settled or paid.  No Tax Return of any of the

Subsidiaries is currently being audited or examined by the IRS or any other Governmental or Regulatory Authority and none of the Subsidiaries has been notified of any request for such an audit or other examination.  There are no material disputes pending, or written claims asserted, for any Tax or assessments upon any of the Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(f)                                    The Company and the Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Code Sections 1441, 1442, 1445, 1446, 3402 and 4371 or similar provisions under any state, local or foreign Law), and have, within the time and in the manner prescribed by applicable Laws, withheld from employee wages and paid over to the proper Governmental or Regulatory Authorities all amounts required to be so withheld and paid over under all applicable Laws and have timely filed all withholding Tax Returns.

(g)                                 None of the Subsidiaries has entered into any listed transaction as defined in Treasury Regulation Section 1.6011-4.

(h)                                 There are no Liens for Taxes upon the assets of the Company or any of the Subsidiaries that are not provided for in the Company Financial Statements, except for Permitted Liens.

(i)                                     None of the Subsidiaries is party to any Contract or plan that has or could result in any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of any other Tax Law) or any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of any other Tax Law).

(j)                                     No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by the Subsidiaries. None of the Subsidiaries has received any “private letter ruling” or similar statement, agreement or letter from any Taxing Authority.

(k)                                  None of the Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(l)                                     None of the Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. None of the Subsidiaries has any deferred intercompany gains, as defined in applicable Treasury Regulations under Section 1502 (or any similar provision of state, local or foreign Tax Law).

(m)                               None of the Subsidiaries is (or within the last five (5) years has been) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.

(n)                                 Neither the Company nor any Subsidiary cedes risk to a non-United States insurer or reinsurer that implicates or has implicated an excise tax imposed under Section 4371 of the Code with respect to any insurance policy the risk for which was ceded by the Company (or any Subsidiary) prior to the Initial Closing.

3.09.                        Legal Proceedings.  Except as disclosed in Section 3.09 of the Company Disclosure Schedule, as of the date hereof:

(a)                                  there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or its Assets or Properties which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the consummation of any of the transactions contemplated by this Agreement;

(b)                                 there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting any of the Subsidiaries or any of their respective Assets and Properties;

(c)                                  neither the Company nor any of the Subsidiaries (i) is subject to any outstanding Order or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental or Regulatory Authority that restrict in any material respect the conduct of its business or that in any manner relate to its capital adequacy, its policies, its management or its business (each, a “Company Regulatory Agreement”), (ii) has, since December 31, 2006, been advised by any Governmental or Regulatory Authority that it is considering issuing or requesting any such Company Regulatory Agreement, or (iii) is aware of any pending or threatened Governmental or Regulatory Authority action or investigation relating thereto; and

(d)                                 the applicable insurers have been notified of all Actions or Proceedings disclosed in Section 3.09 of the Company Disclosure Schedule and, except as set forth in Section 3.09(d) of the Company Disclosure Schedule, such insurers have not provided the Company or any of its Subsidiaries with any notices of denial or withheld the delivery of such notices.

3.10.                        Compliance With Organizational Documents; Laws and Orders; Regulatory Filings.  (a)  Neither the Company nor any of the Subsidiaries is in material violation of or in default under any of its organizational documents or under any material Law applicable to the Company or any of the Subsidiaries or any of their respective Assets and Properties, including state usury, consumer lending and insurance Laws, the USA PATRIOT Act, the Truth in Lending Act, the Consumer Credit Protection Act, the Fair and Accurate Transactions Act, the Equal Credit Opportunity Act, the Gramm-Leach Bliley Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and other federal, state and local Laws regulating lending, servicing loans or the selling of credit or other insurance.

(b)                                 Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, to the Knowledge of the Company, since December 31, 2006, no Governmental or

Regulatory Authority has taken any action to contest compliance with any material Order applicable to the Company or any of the Subsidiaries or any of their respective Assets and Properties.

3.11.                        Benefit Plans; ERISA.  (a)  The Company has no Benefit Plans. Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, no Subsidiary has any Benefit Plan. True and complete copies of the written documents evidencing the Benefit Plans (or descriptions if no plan document exists), including amendments, have been made available to Purchaser prior to the execution of this Agreement. In addition, true and complete copies of the following, as applicable with respect to any Benefit Plan, have been provided to Purchaser: (i) the summary plan description and summary of material modifications, (ii) the three (3) most recent annual reports, financial statements and/or actuarial reports, (iii) the most recent determination letter from the IRS, (iv) the three (3) most recent Form 5500s required to have been filed with the IRS, including all schedules thereto, and (v) any related trust agreements or documents of any other funding arrangements.

(b)                                 Each Benefit Plan has been established, maintained and administered and is in compliance with the terms of such Benefit Plan and all applicable Laws, including ERISA, the Code, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, in all material respects. No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Benefit Plan. All contributions to, and payments from, the Benefit Plans have been made in accordance with the terms of the Benefit Plans, ERISA, the Code and all other applicable Laws in all material respects. In all material respects, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental or Regulatory Authority or distributed to any Benefit Plan participant have been duly and timely filed.

(c)                                  With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Benefit Plan has been determined to be so qualified under the Code and has received a favorable determination from the IRS, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) nothing has occurred since receipt of such determination that would reasonably be expected to adversely affect such qualification or result in disqualification.

(d)                                 There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated actions, suits disputes or claims by or on behalf of any Benefit Plan, by any employee covered under any such Benefit Plan, as applicable or otherwise involving any such plan (other than routine claims for benefits).

(e)                                  No event has occurred and no condition exists that could subject any Subsidiary, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Section 414(b), (c), (m), or (o)), to any Lien or other Liability imposed by Title IV of ERISA.

(f)                                    No Benefit Plan, including dental or medical benefits (whether or not insured), promises or provides retiree medical or other retiree welfare benefits to any Person other than as required by applicable Law.

(g)                                 Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

(h)                                 Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment by the Company or any of the Subsidiaries or pursuant to any Benefit Plan or benefit, including severance pay, becoming due or payable, or required to be provided, to any current or former employee, director, or independent contractor of the Company or any of the Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable, or required to be provided to any such employee, director, or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) limit or restrict the right of any of the Subsidiaries to merge, amend or terminate any of the Benefit Plans or (v) result in payments by the Subsidiaries under any of the Benefit Plans which would not be deductible by any of the Subsidiaries under Section 162(m) or Section 280G of the Code.  No director, officer, or other employee of any of the Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(i)                                     No Subsidiary has any material liability with respect to an obligation to provide health or other non-pension benefits to any employee of any of the Subsidiaries beyond his or her retirement other than coverage mandated by Law.

(j)                                     Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

3.12.                        Employee Matters.  (a)  Each of the Company and the Subsidiaries is in material compliance with all currently applicable Laws respecting terms and conditions of employment.  Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened between the Company or any of the Subsidiaries, on the one hand, and any individual or group of current or former employees, or any entity acting on their behalf, on the other hand, including any claims alleging harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability or any other protected characteristic or breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage, unfair labor practice charges, health or safety violations, violations of the Fair Labor Standards Act, disability rights or benefits claims, plant closure or layoff violations or affirmative action violations.

(b)                                 None of the Company or any of the Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union or labor organization; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any Subsidiary, and no employee of the Company or any of the Subsidiaries is currently represented by a union or similar employee representative and, to the Knowledge of the Company, there are no pending or threatened attempts to organize for collective bargaining purposes any employees of the Company or the Subsidiaries.  Since December 31, 2006, there has been no work stoppage, strike, slowdown or other concerted action by employees of the Company or the Subsidiaries.  Neither the Company nor any Subsidiary is or has been:  (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan thereunder.

(c)                                  Since December 31, 2010, neither the Company nor any of the Subsidiaries has except (i) for normal increases for or payments to employees made in the ordinary course of business consistent with past practice, (ii) as required by applicable Law, or (iii) as required by applicable contractual obligations existing as of such date and set forth in Section 3.12(c) of the Company Disclosure Schedule, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or other employee or director from the amount thereof in effect as of December 31, 2010, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary bonuses in amounts consistent with past practice.

3.13.                        Real Property.  (a)  Section 3.13(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company and each parcel of real property owned by any Subsidiary other than real property acquired by the Company or any Subsidiary in connection with any Company Loan (the “Company Owned Real Property”), (ii) each parcel of real property leased by the Company or any Subsidiary (as lessor or lessee), and (iii) all Liens (other than Permitted Liens) relating to or affecting any Company Owned Real Property.

(b)                                 The Company or a Subsidiary has good, valid and marketable fee simple title to the Company Owned Real Property free and clear of all Liens other than Permitted Liens.  Except for the real property leased to others referred to in clause (ii) of paragraph (a) above, a Subsidiary is in possession of the Company Owned Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon.  To the Knowledge of the Company, the Company or the Subsidiaries have adequate rights of ingress and egress with respect to the Company Owned Real Property and all buildings, structures, facilities, fixtures and other improvements thereon.  To the Knowledge of the Company, none of such real property, buildings, structures or other improvements, or the use thereof, contravenes or violates any zoning Law in any material respect (whether or not permitted on the basis of prior non-conforming use, waiver or variance).

(c)                                  A Subsidiary has a valid and subsisting leasehold estate in each parcel of real property referred to in clause (ii) of paragraph (a) above for the full term of the lease thereof.  Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of a Subsidiary and, to the Knowledge of the Company, of each other Person that is a party thereto, and, to the Knowledge of the Company, there is no, and no Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder in any material respect.

(d)                                 The Company has made available to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds and leases (including any amendments thereof) with respect to the Company Owned Real Property, and (ii) all leases (including any amendments and renewal letters) with respect to the real property leased by the Company or any Subsidiary.

(e)                                  To the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of the real property identified in Section 3.13(a) of the Company Disclosure Schedule or the improvements thereon.

3.14.                        Tangible Personal Property.  A Subsidiary is in possession of and has good title to, or has valid leasehold interest in or valid right under Contract to use, all tangible personal property used in, and individually or in the aggregate with other such property material to, the Business or Condition of the Company.  All such tangible personal property is free and clear of all Liens, other than Permitted Liens.

3.15.                        Intellectual Property Rights.  A Subsidiary has all necessary right, title and interest in, or a valid and binding right under Contract to use, all Intellectual Property material to the Business or Condition of the Company (collectively, “Company Intellectual Property”).  Except as disclosed in Section 3.15 of the Company Disclosure Schedule, (a) all registrations with and applications to Governmental or Regulatory Authorities in respect of Company Intellectual Property owned by the Company or the Subsidiaries are valid and in full force and effect (subject to the vulnerability of a registration for trademarks to cancellation for lack of use in accordance with applicable Law), (b) the execution of this Agreement and the consummation of the transactions contemplated hereby do not trigger any restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or the Subsidiaries in respect of Company Intellectual Property, (c) neither the Company nor any of the Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use the Company Intellectual Property in any material respect, and (d) to the Knowledge of the Company, the Company Intellectual Property that is owned by the Company or any of the Subsidiaries is not being infringed by any other Person in any material respect.  Neither the Company nor any of the Subsidiaries has received notice that it is infringing any Intellectual Property of any other Person, no claim is pending nor to the Knowledge of the Company has been made to such effect that has not been resolved and, to the Knowledge of the Company, neither the Company nor any of the Subsidiaries is infringing any Intellectual Property of any other Person.

3.16.                        Contracts.  (a)  Section 3.16(a) of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below stating separately any contract to which the Company is a party) contains a true and complete list, and the Company or the Subsidiaries have made available to Purchaser prior to the execution of this Agreement true correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding (x) any Contracts that may not be disclosed to third parties in accordance with the terms of each such Contract, as to each of which a description has been provided in Section 3.16(a) of the Company Disclosure Schedule, (y) each executed form Contract for which a form has been provided, and (z) all names, terms and conditions that have been redacted in compliance with the terms of each such Contract or with applicable Laws governing the sharing of information), of each of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of their respective Assets and Properties is bound as of the date hereof:

(i)                                     all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment (including individual change of control, severance or similar agreements);

(ii)                                  all Contracts containing any provision or covenant prohibiting or materially limiting the ability of the Company or any of the Subsidiaries to engage in any business activity, solicit customers or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company or any of the Subsidiaries (other than limitations inherent in the scope of any License granted in any agreement between the Company or any of the Subsidiaries and any other Person);

(iii)                               all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv)                              all Contracts relating to Indebtedness incurred by the Company or any of the Subsidiaries;

(v)                                 all Contracts relating to (A) any disposition or acquisition of any Assets and Properties within the five (5) year period preceding the date hereof, other than dispositions or acquisitions in the ordinary course of business, and (B) any future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business;

(vi)                              all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company or any of the Subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or allow to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, to engage in any merger or other business combination or to otherwise not operate in the ordinary course of business, or (B) require the Company or any of the Subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(vii)                           all other Contracts (other than Benefit Plans and Contracts related to real property, Intellectual Property and insurance) that (A) involve a binding payment or obligation, pursuant to the terms of any such Contract, by or to the Company or any of the Subsidiaries of more than $100,000 annually, or (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to the Company or any of the Subsidiaries; and

(viii)                        all of the Company’s and the Subsidiary’s Contracts and amendments thereto that would be required to be filed with the SEC pursuant to paragraph (j) of Item 601 of SEC Regulation S-K if the Company or such Subsidiary were obligated to file periodic reports under Section 13(a) of the Exchange Act.

(b)                                 Each Contract required to be disclosed in the Company Disclosure Schedule pursuant to Section 3.16(a), is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of the Company, of each other party thereto; neither the Company or any of the Subsidiaries nor, to the Knowledge of the Company, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any such Contract. Since September 30, 2011, no such Contract has been amended, modified or supplemented.

3.17.                        Licenses.  One or more of the Subsidiaries or a Company Employee for the benefit of a Subsidiary own or validly hold all Licenses that are necessary to conduct or maintain, as applicable, the Business or Condition of the Company in each of the jurisdictions where the Subsidiaries and Company Employees conduct or operate such businesses in the manner now conducted (“Company Licenses”).  Each Company License held by a Subsidiary is valid, binding and in full force and effect.  To the Knowledge of the Company, each Company License held by a Company Employee is valid, binding and in full force and effect.  To the Knowledge of the Company, no Subsidiary is in breach of the terms of any Company License.  Provided that all consents, approvals and actions, filings and notifications referred to in Section 3.05 or Annex II of this Agreement have been obtained, no Company License held by any Subsidiary or Company Employee shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, solely as a result of the execution and delivery by the Signing Shareholders and the Company of, or the consummation by the Company of the transactions contemplated by, this Agreement on either the Initial Closing Date or the Second Closing Date.  Section 3.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company Licenses as of March 14, 2012.  The Company has made available to Purchaser, prior to the date hereof, true, correct and complete copies of the Company Licenses held by the Company or any Subsidiary and examples of each type of Company License held by Company Employees.

3.18.                        Insurance.  Section 3.18 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies currently in effect that insure the business, operations, employees, officers or directors of the Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Subsidiaries, including fidelity or surety bonds and self-insurance arrangements and will not terminate or lapse by reason of the execution and delivery of this Agreement.  Each such policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor any Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect and, subject to Section 5.14, will not be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.19.                        Environmental Matters.  (a)  The Company and each Subsidiary has obtained all material Licenses that are required under applicable Environmental Laws in connection with the conduct of the current business or operations of the Company or such Subsidiary or the ownership of the Company Owned Real Property or any remediation activities currently being conducted with respect thereto, each of such Licenses is in full force and effect and each of the Company and the Subsidiaries is in compliance in all material respects with the terms and conditions of all such Licenses and, to the Knowledge of the Company, with any applicable Environmental Law.

(b)                                 Other than with respect to real property acquired by the Company or any Subsidiary in connection with any Company Loan, in the five (5) years prior to the date of this Agreement, no oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any Subsidiary with any Governmental or Regulatory Authority.

(c)                                  Other than with respect to real property acquired by the Company or any Subsidiary in connection with any Company Loan, there are no material environmental assessment reports prepared in the five (5) years prior to the date of this Agreement that are in the possession of the Company or any Subsidiary in relation to any site or facility now or previously owned, operated or leased by the Company or any Subsidiary which have not been made available to Purchaser prior to the execution of this Agreement.

(d)                                 This Section 3.19 contains the sole and exclusive representations and warranties of the Company and the Subsidiaries with respect to any environmental matters, including any matters arising under Environmental Laws.

3.20.                        Affiliate Transactions.  Except as disclosed in Section 3.20 of the Company Disclosure Schedule, (a) there is no Indebtedness between any of the Subsidiaries, on the one hand, and the Company or any shareholder or Affiliate of the Company (other than any of the Subsidiaries), on the other, (b) neither the Company nor any shareholder or Affiliate of the Company (other than any of the Subsidiaries) provides or causes to be provided any assets, services or facilities to any of the Subsidiaries pursuant to any Contract, and (c) no Subsidiary provides or causes to be provided any material assets, services or facilities to the Company or any shareholder or Affiliate of the Company (other than any of the Subsidiaries).  Section 3.20 of the Company Disclosure Schedule lists all transactions that would be required to be disclosed under paragraph (a) or (b) of Item 404 of Regulation S-K promulgated by the SEC if each Subsidiary was required to comply with such disclosure requirement.

3.21.                        Loans.  Each note, credit agreement and security instrument related to the Originated Company Loans was originated and entered into in accordance with applicable Law and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable against such obligor in accordance with the terms thereof.  None of the Company Loans is presently serviced by any third party and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

3.22.                        Insurance Business.  (a)  All policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents issued in connection therewith) that are issued by the Insurance Subsidiaries (collectively, the “Insurance Contracts”), to the extent required under applicable Laws, are on forms and at rates approved by applicable insurance regulatory authorities or have been filed and not objected to by such insurance regulatory authorities within the period provided for objection, and such forms and rates comply in all material respects with the insurance Laws applicable thereto.

(b)                                 Each Insurance Subsidiary is, where required (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed as an insurance company in each other jurisdiction where it is required to be so licensed, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write or conduct each line of business reported as being written in the Company SAP Statements.  Since December 31, 2006, each Insurance Subsidiary has made, or caused to be made, all required filings under applicable insurance holding company statutes.  Since December 31, 2006, each Insurance Subsidiary and, as applicable, the Company Employees on behalf of the Insurance Subsidiaries have marketed, sold and issued insurance products in compliance with all applicable Laws.

(c)                                  Except as set forth on Section 3.22(c) of the Company Disclosure Schedule, since January 1, 2006, (i) neither Insurance Subsidiary has (A) received or been subject to any written notice, citation, suspension, revocation, warning, request of payment or refund, investigation, request for information or administrative proceeding or review by a Governmental or Regulatory Authority that alleges or asserts that an Insurance Subsidiary has violated any insurance Laws or that requires or seeks any adjustment, modification or alteration in an Insurance Subsidiary’s operations, activities, services or financial condition that has not been resolved, or (B) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities, and (ii) neither Insurance Subsidiary has settled, or agreed to settle, any actions brought by any Governmental or Regulatory Authority for a violation of any insurance Laws.  There are no restrictions imposed by any Governmental or Regulatory Authority upon the business, activities or services of any Insurance Subsidiary which would restrict or prevent such Insurance Subsidiary from operating as it currently operates.

(d)                                 There are no material accrued or unpaid or unreported liabilities or obligations with respect to claims or assessments made against any Insurance Subsidiary by an insurance guaranty association or similar organization in connection with such association’s or organization’s insurance guaranty fund or similar program.

(e)                                  Neither of the Insurance Subsidiaries has at any time after December 31, 2006 had its License to conduct insurance business in any jurisdiction revoked or suspended and, to the Knowledge of the Company, no Action or Proceeding is pending in any jurisdiction with a review to revocation or suspension of any such License.  Since December 31, 2006, neither of the Insurance Subsidiaries has been involved in an Action or Proceeding in any such jurisdiction with a view to revocation or suspension of any such License.

(f)                                    Since December 31, 2006, all material claims and benefits claimed by any Person under any Insurance Contract have been or will be paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose, and such payments were not materially delinquent and were paid without fines or penalties, except for any such claim or claim for benefits for which the Company or the respective Subsidiary reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action.

(g)                                 Each Insurance Subsidiary is entitled to take full credit in its SAP Statements for all reinsurance ceded since December 31, 2006 pursuant to any reinsurance or similar agreement to which it is or was a party, and all such agreements transfer such risk as would be required for such agreements to be properly accounted for as reinsurance.  The only such agreement to which either Insurance Subsidiary currently is a party is the Automatic Reinsurance Agreement on a Coinsurance Basis, effective December 31, 1998, between American Federated Life Insurance Company and Munich American Reassurance Company, as amended effective December 31, 1999, as further amended effective December 31, 2000, and as further amended on November 18, 2003 (the “Reinsurance Agreement”), which agreement is in full force and effect.  Neither AFLIC nor, to the Knowledge of the Company, Munich American Reassurance Company is in default as to any material provision of the Reinsurance Agreement.  Prior to the date hereof a true, correct and complete copy of the Reinsurance Agreement was made available to Purchaser.

(h)                                 As of the date hereof, the financial strength or claims paying ability of (i) AFLIC is rated b+ by A.M. Best Company, and (ii) AFIC is rated b++ by A.M. Best Company.  No rating organization has publicly announced or privately informed either Insurance Subsidiary that it has under surveillance or review its rating of the financial strength or claims-paying ability of such Insurance Subsidiary.

3.23.                        Assets.  Section 3.23 of the Company Disclosure Schedule identifies each material asset of the Company used in relation to the business of any Subsidiary.  The assets set forth on Section 3.23 of the Company Disclosure Schedule and the capital stock of the Subsidiaries constitute all of the material assets owned by the Company.

3.24.                        Brokers.  Except for Goldman, Sachs & Co., whose fees, commissions and expenses are solely the responsibility of the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by or on behalf of the Company directly with Purchaser or the brokers named in Section 4.09 without the intervention of any Person in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any of the Subsidiaries for a finder’s fee, brokerage commission, consultant fee, investment banking fee, or similar payment as a result of actions taken by or on behalf of the Company.

3.25.                        Certain Indebtedness.  Other than Indebtedness owing by any Subsidiary to the Company pursuant to the Tax Allocation Agreement, there is no intercompany Indebtedness between the Company, on the one hand, and any Subsidiary, on the other hand.

3.26.                        Disclosure.  No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Letter is false or misleading in any material respect or contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
AND THE PURCHASER LLC’S

Except as Previously Disclosed, Purchaser and the Purchaser LLC’s hereby represent and warrant to the Company and the Signing Shareholders as follows:

4.01.                        Corporate Existence.  Purchaser is a corporation validly existing and in good standing under the Laws of the State of Maryland and each of the Purchaser LLC’s are limited liability companies validly existing and in good standing under the Laws of the state of their formation.  Each of Purchaser and the Purchaser LLC’s have full corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.02.                        Capitalization.  The authorized capital stock of Purchaser consists of 200,000,000 shares of common stock, par value $0.001 per share (“Purchaser Common Stock”).  As of the date hereof (a) 121,846,167 shares of Purchaser Common Stock were issued and outstanding, (b) no shares of Purchaser Common Stock were held in Purchaser’s treasury and (c) 26,346,214 shares of Purchaser Common Stock were reserved for issuance. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Purchaser Common Shares, when issued as contemplated by this Agreement, (x) will be validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (y) will be issued in accordance with the requirements of the Investment Company Act.  As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, as disclosed in public filings with the SEC, Purchaser’s dividend reinvestment plan and stock repurchase plans entered into by Purchaser from time to time, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser preferred stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser preferred stock, Voting Debt of Purchaser or other equity securities of Purchaser.

4.03.                        Authority.  The execution and delivery by Purchaser and each of the Purchaser LLC’s of this Agreement, and the performance by each of its obligations hereunder, have been duly and validly authorized by the board of directors of Purchaser, by Purchaser as the sole member of First Tower Holdings of Delaware LLC, by First Tower Holdings of Delaware LLC as the sole member of First Tower Holdings LLC and by First Tower Holdings LLC as the sole member of FT Financing LLC, no other corporate or limited liability company, as applicable, action on the part of Purchaser or any of the Purchaser LLC’s or authorizations or approvals of their respective shareholders or equity holders, as applicable, being necessary.  This Agreement has been duly and validly executed and delivered by Purchaser and each of the Purchaser LLC’s and constitutes a legal, valid and binding obligation of Purchaser and each of the Purchaser LLC’s enforceable against Purchaser and each of the Purchaser LLC’s in accordance with its terms.

4.04.                        No Conflicts.  The execution and delivery by Purchaser and each of the Purchaser LLC’s of this Agreement do not, and the performance by Purchaser and each of the Purchaser LLC’s of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate organizational documents of Purchaser or any of the Purchaser LLC’s;

(b)                                 subject to obtaining the consents, approvals and actions, making the filings and giving the notices referred to in Section 4.05, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of the Purchaser LLC’s; or

(c)                                  other than as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser or any of the Purchaser LLC’s to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Purchaser or any of the Purchaser LLC’s or any of their respective Assets and Properties under, any Contract or License to which Purchaser or any of the Purchaser LLC’s is a party or by which any of their respective Assets and Properties is bound.

4.05.                        Governmental Approvals and Filings.  Except (a) as disclosed in Annex II, and (b) as may be required under the HSR Act, no consent, approval, authorization or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser or any of the Purchaser LLC’s is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.06.                        Legal Proceedings.  There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Consolidated Subsidiaries or any of their respective Assets and Properties as of the date hereof which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the consummation of any of the transactions contemplated by this Agreement.

4.07.                        Financing; Solvency of the Company Group Following the Closing.

(a)                                  At or prior to the Initial Closing, Purchaser will have sufficient cash, available lines of credit and/or other sources of immediately available funds to make all cash payments contemplated by Section 1.02(b) and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

(b)                                 Notwithstanding the representations and warranties contained in paragraph (a) above, Purchaser and each of the Purchaser LLC’s acknowledge that their obligations to consummate the transactions contemplated by this Agreement are not subject to the availability to Purchaser or any of the Purchaser LLC’s of financing.

(c)                                  To the knowledge of Purchaser, immediately following the Initial Closing, neither the Company nor any of the Subsidiaries will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable Liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

4.08.                        The Purchaser LLC’s.

(a)                                  No Purchaser LLC has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Other than First Tower Holdings LLC, First Tower Holdings of Delaware LLC does not have any subsidiaries.  Other than FT Financing LLC, First Tower Holdings LLC does not have any subsidiaries.  FT Financing LLC does not have any subsidiaries.

(b)                                 Purchaser owns free and clear of all Liens 100% of the membership interests in First Tower Holdings of Delaware LLC.  First Tower Holdings of Delaware LLC owns free and clear of all Liens 100% of the membership interests in First Tower Holdings LLC.  First Tower Holdings LLC owns free and clear of all Liens 100% of the membership interests in FT Financing LLC.  Each of the foregoing representations is subject to an exception for any Liens related to the financing of Purchaser’s acquisition of such interests or the transactions contemplated by this Agreement.  All such interests have been duly created and are validly issued and fully paid and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The Class A Shares, when issued as contemplated by this Agreement, will be validly issued and fully paid and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Voting Debt of First Tower Holdings LLC is issued or outstanding.  Except pursuant to this Agreement, neither Purchaser nor any of the Purchaser LLC’s has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any membership interests of any Purchaser LLC, Voting Debt of First Tower Holdings LLC or any other equity securities of any Purchaser LLC or any securities representing the right to purchase or otherwise receive any membership interests in a Purchaser LLC, Voting Debt of First Tower Holdings LLC or other equity securities of a Purchaser LLC.

4.09.                        Brokers.  Except for BMO Capital Markets Corp. and RBC Capital Markets, LLC., whose fees, commissions and expenses are solely the responsibility of First Tower Holdings, LLC, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by or on behalf of Purchaser and the Purchaser LLC’s directly with the Company and the Shareholders or the brokers named in Section 3.24, in their capacity as such, without the intervention of any Person in such manner as to give rise to any valid claim by any Person against any of the Shareholders, the Company or the Subsidiaries for a finder’s fee, brokerage commission, consultant fee, investment banking fee or similar payment as a result of any action taken by or on behalf of Purchaser or any of the Purchaser LLC’s.

4.10.                        Reports; Regulatory Matters.  (a)  Purchaser and each of its Consolidated Subsidiaries, in all material respects, have timely filed all reports, schedules, registrations, statements, certifications and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 (the “Purchaser Lookback Date”) with the SEC, NASDAQ and any other Governmental or Regulatory Authority, and all other reports and statements required to be filed by them since the Purchaser Lookback Date pursuant to any Laws and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental or Regulatory Authority in the ordinary course of business of Purchaser and its Consolidated Subsidiaries, since the Purchaser Lookback Date, no Governmental or Regulatory Authority has initiated or has pending any proceeding or investigation into the business, disclosures or operations of Purchaser or any of its Consolidated Subsidiaries. To the knowledge of Purchaser, since the Purchaser Lookback Date, no Governmental or Regulatory Authority has resolved any proceeding or investigation into the business, disclosures or operations of Purchaser or any of its Consolidated Subsidiaries. To the knowledge of Purchaser, there is no unresolved comment or exception by any Governmental or Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Consolidated Subsidiaries.

To the knowledge of Purchaser, since the Purchaser Lookback Date, there have been no formal inquiries by, or disagreements or disputes with, any Governmental or Regulatory Authority with respect to the business, operations, policies or procedures of Purchaser or any of its Consolidated Subsidiaries.

(b)                                 A copy of each (i) Purchaser SEC Report since the Purchaser Lookback Date, and (ii) communication furnished by Purchaser to its stockholders since the Purchaser Lookback Date is publicly available. No such Purchaser SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant mailings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.  As of their respective dates, all Purchaser SEC Filings complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c)                                  Neither Purchaser nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has been ordered to pay any civil money penalty by, or since the Purchaser Lookback Date has adopted any policies, procedures or board resolutions at the request of, any Governmental or Regulatory Authority that currently restricts in any material respect the conduct of its business (or to Purchaser’s knowledge that, upon consummation of the transactions contemplated herein, would restrict in any material respect the conduct of the business of Purchaser or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has Purchaser or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of Purchaser, orally, since the Purchaser Lookback Date by any Governmental or Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

4.11.                        Purchaser Financial Statements.

(a)                                  The financial statements, including the related consolidated schedules of investments, of Purchaser and its Consolidated Subsidiaries included (or incorporated by reference) in the Purchaser SEC Filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, in all material respects, the books and records of Purchaser and its Consolidated Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Purchaser and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Purchaser and its Consolidated Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)                                 Neither Purchaser nor any of its Consolidated Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) in the case of Purchaser and its Consolidated Subsidiaries, liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser dated as of the Purchaser Capitalization Date included in Purchaser’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011, (ii) liabilities incurred in the ordinary course of business since the Purchaser Capitalization Date, (iii) liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, and (iv) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(c)                                  Neither Purchaser nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of Purchaser or its Consolidated Subsidiaries or off-balance sheet arrangement with respect to Purchaser (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act), except as set forth in the Purchaser Disclosure Letter. To Purchaser’s knowledge, since the Purchaser Lookback Date, BDO USA, LLP, which has expressed its opinion with respect to the financial statements of Purchaser and its Consolidated Subsidiaries included in Purchaser’s Annual Report on Form 10-K filed for the annual period ended June 30, 2011 (including the related notes), has been (i) “independent” with respect to Purchaser and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)                                 The principal executive officer and principal financial officer of Purchaser have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Purchaser is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing standards and corporate governance rules of NASDAQ.

(e)                                  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Second Closing Date, since December 31, 2010, the business of Purchaser and its Consolidated Subsidiaries has been operated in the ordinary course and there has not been any Purchaser Material Adverse Effect.

(f)                                    Since December 31, 2006, (i) none of Purchaser, any of its Consolidated Subsidiaries or, to the knowledge of the officers of Purchaser, any director, officer, employee, auditor, accountant or representative of Purchaser or any of its Consolidated Subsidiaries has

received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Consolidated Subsidiaries or their respective internal accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Consolidated Subsidiaries, whether or not employed by Purchaser or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to Purchaser’s board of directors or any committee thereof or to any director or officer of Purchaser.

(g)                                 Purchaser has delivered to the Company copies of any written notifications it has received to date since December 31, 2008 of a (i) “significant deficiency”, or (ii) “material weakness” in Purchaser’s internal controls.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the Statement of Accounting Standards No. 60, as in effect on the date hereof.

(h)                                 Purchaser and its Consolidated Subsidiaries maintain in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Purchaser and its Consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser and its Consolidated Subsidiaries that could reasonably be expected to have a material effect on the financial statements.  BDO USA, LLP has not resigned, threatened resignation or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.12.                        Taxes and Tax Returns.

(a)                                  All Tax Returns of Purchaser and its Consolidated Subsidiaries required to be filed by or on behalf of Purchaser and its Consolidated Subsidiaries have been duly and timely filed (or caused to be duly and timely filed), or requests for extensions to file such Tax Returns have been timely filed and no applicable extension period has expired and all such Tax Returns are complete and accurate.  Purchaser has paid (or there has been paid on its behalf) all Taxes shown as due on such Tax Returns and any other Taxes due and owed by it. Purchaser has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by U.S. federal, state, local or non-U.S. taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP.

(b)                                 There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Purchaser or any of its Consolidated Subsidiaries for which Purchaser does not have reserves that are adequate under GAAP.

(c)                                  Purchaser is not a party to, is not bound by, and has no obligation under, any agreement relating to the allocation, sharing or indemnification of Taxes, other than any such agreement to which the only parties are Purchaser and one or more of its Consolidated Subsidiaries.

(d)                                 Neither Purchaser nor any of its Consolidated Subsidiaries have agreed and are not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(e)                                  Neither Purchaser nor any of its Consolidated Subsidiaries have entered into any listed transaction as defined in Treasury Regulation Section 1.6011-4.

(f)                                    Purchaser made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a regulated investment company. Purchaser has qualified as a regulated investment company at all times since its formation. No challenge to Purchaser’s status as a regulated investment company is pending or has been threatened orally or in writing.

(g)                                 Purchaser and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and has, within the time and in the manner prescribed by applicable Law, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(h)                                 Neither Purchaser nor any of its Consolidated Subsidiaries have any material U.S. federal income tax liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(i)                                     To Purchaser’s knowledge, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Purchaser or any of its Consolidated Subsidiaries.

4.13.                        Insurance Coverage.  Purchaser and its Consolidated Subsidiaries maintain insurance policies in such amounts and against such risks as are customary in the industries in which Purchaser or its Consolidated Subsidiaries operate, including a single insured bond maintained pursuant to Rule 17g-1 promulgated under the Investment Company Act (each, a “Purchaser Insurance Policy”).  Each Purchaser Insurance Policy is in full force and effect and will not be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement, other than as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.14.                        Financing.  Attached hereto as Exhibits D and E, respectively, are true and complete copies of signed debt commitment letters (the “Debt Commitment Letters”) setting forth, among other things, the terms and conditions for replacement of the First Tower Loan Agreement and amendment and continuation of the Trustmark Loan Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

The Company (and, as to Sections 5.11 and 5.15, each Signing Shareholder) hereby covenants and agrees with Purchaser as follows:

5.01.                        Regulatory and Other Approvals.  The Company will (and will cause the Subsidiaries to), as promptly as practicable following the date hereof, (a) use its or their reasonable best efforts to obtain all consents, approvals, authorizations or actions of, make all filings with and give all notices to all Governmental or Regulatory Authorities or any other Person required of the Company or the Subsidiaries (other than those arising out of or related to the conversions pursuant to Section 2.05) to consummate the transactions contemplated hereby, including obtaining the consents, approvals, authorizations and actions, making the filings and giving the notices required under applicable consumer lending and insurance Laws (to the extent such consents, approvals, actions, filings or notices are required to be obtained, made or given prior to the Second Closing under applicable Law), (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons and take all such other actions, as they may reasonably request or require in connection therewith and (c) provide reasonable cooperation to Purchaser and the Purchaser LLC’s in connection with the performance of their obligations under Section 6.01(a).  The Company will provide prompt notification to Purchaser when any such consent, approval, authorization, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

5.02.                        HSR Filings.  In addition to and not in limitation of the Company’s covenants contained in Section 5.01, the Company will (a) take promptly all actions necessary to make the filings required of the Company under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Company or its Affiliates from the FTC or the Antitrust Division of the DOJ pursuant to the HSR Act, and (c) cooperate with Purchaser and the Purchaser LLC’s in connection with Purchaser’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division of the DOJ or state attorneys general.

5.03.                        Investigation by Purchaser.  Subject to that certain confidentiality agreement between the Company and Purchaser dated August 19, 2011 (the “Confidentiality Agreement”), the Company will (a) provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets and

Properties, Books and Records and Representatives of the Company and the Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Subsidiaries, and (b) furnish Purchaser with all such information and data (including copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as Purchaser reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to the Company or any of the Subsidiaries or by which any of their respective Assets and Properties is bound.  Notwithstanding the foregoing provisions of this Section 5.03 or any other provisions of this Agreement, if any dispute is pending among the parties hereto or their respective Affiliates, Purchaser and the Purchaser LLC’s and their respective Affiliates shall not be required to provide access and information otherwise required hereby with respect to records and information relevant to such dispute (in which case the applicable Laws governing information sharing applicable to such disputes shall govern). No investigation by a party hereto or its Representatives pursuant to this Section 5.03 or information provided, made available or delivered to Purchaser or the Company pursuant to this Section 5.03 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated herein.

5.04.                        No Solicitations.  Prior to the Initial Closing, the Company will not take, nor will it permit any of its Affiliates (or authorize or permit any Representative) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist, accept or otherwise facilitate (including by furnishing confidential information with respect to the Company or the Subsidiaries or permitting access to their Assets and Properties and Books and Records), or take any other action designed to facilitate or induce, any offer, proposal or inquiry from any Person concerning an Acquisition Proposal, or to participate in any discussions, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, or otherwise cooperate in any way, assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek to do any of the foregoing or in any other way that is intended to or that would result in the abandonment of, termination of or failure to consummate, the transactions contemplated hereby.  The Company shall, as promptly as practicable, cause each of its Affiliates and Representatives to immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  The Company shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or non-disclosure agreement to which the Company or any of the Subsidiaries is a party that relates to any aspect of the assets or business of the Company or any of the Subsidiaries, and shall cause its Subsidiaries and Affiliates to, use reasonable best efforts to enforce the provisions of any such agreement.  Prior to the Initial Closing, the Company will promptly (but in no event later than forty-eight (48) hours) notify Purchaser in writing of (a) the receipt by the Company of any Acquisition Proposal, (b) any modification or amendment to any Acquisition Proposal, or (c) any request for nonpublic information relating to the Company or any of the Subsidiaries or for access to the Assets and Properties and Books and Records of the

Company or any of the Subsidiaries in connection with the making of any Acquisition Proposal.  The Company shall promptly (but in no event later than forty-eight (48) hours) provide to Purchaser copies of any written materials received by the Company in connection with any such Acquisition Proposal or amendment to an Acquisition Proposal, and the identity of the Person(s) making such Acquisition Proposal, amendment to an Acquisition Proposal or so requesting access to any nonpublic information.

5.05.                        Conduct of Business.  The Company and the Subsidiaries will, at all times from and after the date hereof until the earlier of the Initial Closing Date and the date, if any, on which this Agreement is terminated, except to the extent Purchaser may otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, conduct business only in the ordinary course consistent with past practices and in compliance in all material respects with all applicable Laws.  Without limiting the generality of the foregoing, the Company and the Subsidiaries will use commercially reasonable efforts, at all times from and after the date hereof until the Initial Closing to (a) preserve intact the present business organization and reputation of the Company and the Subsidiaries in all material respects, (b) not hire any person to be employed by the Company or the Subsidiaries or terminate the employment of any officers and employees of the Company and the Subsidiaries, other than hiring or firing in the ordinary course of business consistent with past practices, (c) maintain the Assets and Properties of the Company and the Subsidiaries in working order and condition consistent with past custom and practice, ordinary wear and tear excepted, and (d) maintain the good will of key customers, distributors, suppliers, regulators and lenders and other Persons with whom the Company or the Subsidiaries otherwise have significant business relationships.  Notwithstanding the foregoing or anything else to the contrary contained herein, the Company and the Subsidiaries may (i) on the first (1st) Business Day of each calendar quarter between the date hereof and the Initial Closing, declare and pay a cash dividend to the holders of Company Common Stock out of funds legally available therefore and in accordance with past practices, and (ii) take any actions expressly contemplated by this Agreement, including (x) the declaration and payment of dividends in accordance with Section 1.03, (y) the making of the payments contemplated by Section 5.17, and (z) the taking of any of the actions set forth on Section 5.07 of the Company Disclosure Schedule.

5.06.                        Financial Statements and Reports; SAP Statements.  (a)  As promptly as practicable and in any event no later than twenty (20) days after the end of each month ending after the date hereof and before the Initial Closing Date, forty-five (45) days after the end of each fiscal quarter ending after the date hereof and before the Initial Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Initial Closing Date, as the case may be, the Company will deliver to Purchaser true and complete copies of (i) in the case of any such fiscal year, the audited consolidated balance sheet and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, (ii) in the case of any such fiscal quarter, the unaudited consolidated balance sheet as of the end of such quarter and the related unaudited statement of income as of and for each such fiscal quarter, and (iii) in the case of any such month, the unaudited unconsolidated balance sheet as of the end of each such month and the related unaudited statement of income for each such month, which financial statements shall conform with the representations and warranties with respect thereto contained in Section 3.07(a).

(b)                                 As promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter ending after the date hereof and before the Initial Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Initial Closing Date, as the case may be, the Company will cause the Insurance Subsidiaries to deliver to Purchaser true and complete copies of the SAP Statements, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, which SAP Statements shall conform with the representations and warranties with respect thereto contained in Section 3.07(d).

(c)                                  As promptly as practicable after receipt thereof, the Company will deliver to Purchaser true and complete copies of such other regularly-prepared financial statements and reports to Governmental or Regulatory Authorities as may be prepared or filed before the Initial Closing Date, as the case may be, by the Company or the Subsidiaries consistent with prior custom and practice.

(d)                                 As promptly as practicable after receipt thereof, the Company will deliver to Purchaser true and complete copies of material inquiries, complaints and other correspondence from Governmental or Regulatory Authorities that are received by the Company or the Subsidiaries after the date hereof and prior to the Initial Closing Date.

5.07.                        Certain Restrictions.  The Company and the Subsidiaries will, at all times from and after the date hereof until the Initial Closing, except as expressly contemplated by this Agreement, as set forth in Section 5.07 of the Company Disclosure Schedule or, solely with respect to transactions in the ordinary course of business for the exclusive benefit of the Subsidiaries, to the extent Purchaser or the Purchaser LLC’s may otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, refrain from:

(a)                                  amending their organizational documents in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b)                                 other than (i) in the ordinary course of business, or (ii) if outside the ordinary course of business, in an aggregate amount not to exceed $500,000, acquiring, selling transferring, mortgaging, encumbering or otherwise disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any of the Subsidiaries (other than portfolio securities held by the Insurance Subsidiaries);

(c)                                  other than in the ordinary course of business, (i) entering into, amending, modifying, terminating (partially or completely), assigning, granting any waiver under or giving any consent with respect to any Contract or License material to the Business or Condition of the Company, or (ii) otherwise waiving, releasing, satisfying, discharging or assigning any material rights, claims or benefits of the Company or any of the Subsidiaries thereunder except, in the case of this clause (ii), in connection with the settlement of claims arising under Company Loans or Insurance Contracts in the ordinary course of business;

(d)                                 other than pursuant to the Loan Agreements or with respect to amounts arising under the Tax Allocation Agreement to be settled in accordance with Section 5.17, (i) incurring any Indebtedness, or (ii) purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Indebtedness;

(e)                                  engaging with any Person in any merger or other business combination other than the transactions contemplated by this Agreement;

(f)                                    other than as may be required by Law, making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in the aggregate in excess of $750,000;

(g)                                 making any change in their fiscal year;

(h)                                 agreeing or consenting to any material modifications of any material Contract with any Governmental or Regulatory Authority in respect of the operation of the business of the Company or the Subsidiaries, except where following discussion with the relevant Governmental or Regulatory Authority such modifications are imposed upon the Company or the Subsidiaries;

(i)                                     making changes to their accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any underwriting, reserving, renewal or residual method, practice or policy, except as required by applicable Law or changes in GAAP or SAP, or change any of the Company’s or any Subsidiary’s methods of reporting income and deductions for federal, state or local income Tax purposes from those employed in the preparation of the federal, state or local income Tax Returns of the Company or the Subsidiary for the taxable year ended December 31, 2010, except as required by applicable Law; making or changing any Tax election or change any method of Tax accounting; settling or compromising any federal, state or local foreign Tax liability; filing any amended Tax Return; entering into any closing agreement relating to any Tax; agreeing to an extension of a statute of limitations with respect to any Tax matter; or surrendering any right to claim a Tax refund;

(j)                                     except as required by applicable Law or changes in GAAP or SAP making any material change in (i) any material practice or policy of the Company or the Subsidiaries relating to the pricing of consumer loan products, loan credit policy, loan monitoring and loan collection procedures, (ii) any practice or policy of the Company or the Subsidiaries in connection with its securitization transactions, or (iii) any method of calculating allowances for losses or reserves for accounting, financial reporting or Tax purposes, as applicable;

(k)                                  restructuring or otherwise changing the investment directives or guidelines or the investment managers of their investment securities portfolio in any material respect through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l)                                     except as required by applicable Law or changes in GAAP or SAP, changing in any material respects their credit, reserving, charge-off, servicing, classification or similar policies relating to the consumer finance business, or their actuarial, reserving, investment or risk management or other similar policies;

(m)                               (i) other than pursuant to Section 1.03, declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly-owned, directly or indirectly, by the Company, (ii) splitting, combining or reclassifying any of the Company’s capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to the Company or any Subsidiary, or (iv) granting any equity-based compensation;

(n)                                 directly or indirectly acquiring, by merging or consolidating with, or by purchasing all or substantially all of assets or receivables of, or by any other manner, any Person or equity interest of any Person;

(o)                                 failing to pay material obligations or to satisfy material Liabilities as the same become due and payable or requesting a material extension for the payment of such obligations or satisfaction of such Liabilities that would have otherwise become due and payable, other than those which the Company or the Subsidiaries are reasonably disputing;

(p)                                 commencing an Action or Proceeding other than (i) for the routine collection of bills or loans, or (ii) for matters equal to or less than $200,000; or

(q)                                 entering into any Contract to do or engage in any of the foregoing.

5.08.                        Employee Matters.  (a)  The Company and the Subsidiaries will, at all times from and after the date hereof until the Initial Closing, except (x) as may be required by Law or by Benefit Plans or Contracts in effect as of the date hereof, or (y) to the extent Purchaser or Purchaser LLC’s may otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, refrain from:

(i)            making any increase in or acceleration of payment of the salary, wages or other compensation or benefits of any director, officer or employee of the Company or the Subsidiaries; provided that nothing contained herein shall prohibit the Company or the Subsidiaries from granting such increases which are in the ordinary course of business and consistent with the prior practice and policy of the Company or the Subsidiaries; or

(ii)           adopting, entering into or becoming bound by any material Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any material Benefit Plan, employment-related Contract or collective bargaining agreement, except in the ordinary course of business and consistent with prior practice and policy of the Company or the Subsidiaries.

(b)                                 The Subsidiaries will administer each Benefit Plan, or cause the same to be so administered, in all respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws.  Prior to the Initial Closing, the Company will promptly notify Purchaser in writing of any receipt by any of the Subsidiaries (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

(c)                                  No Subsidiary, nor any member of its Controlled Group, will at any time from and after the date hereof until the Second Closing, adopt or become bound by any Plan that is subject to Title IV of ERISA.

5.09.                        Supplemental Disclosure.  The Company will have the right from time to time prior to the Initial Closing to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule; provided that no such supplemental or amended disclosure shall impact whether or not the condition set forth in Section 7.01 has been satisfied or cure any breach of any representation or warranty.

5.10.                        Fulfillment of Conditions.  The Company will use its reasonable best efforts to take all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser or the Purchaser LLC’s contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.11.                        Change of Name.  From and after the Initial Closing, neither the Company nor any Shareholder or Affiliate of the Company will use the “First Tower” or “Tower Loan” name or mark, or any confusingly similar name or mark without the prior written consent of Purchaser, and in furtherance thereof within five (5) Business Days following the Second Closing, the Company will cause to be filed an amendment to the Company’s articles of incorporation to change the name of the Company to delete “First Tower,” and at Purchaser’s request shall de-register any name reservations, qualifications, or recordations with respect thereto.

5.12.                        LLC Operating Agreement.  The M.K. Lee Gift Trust and the Jack R. Lee Gift Trust shall execute the First Tower Holdings LLC Operating Agreement in the form attached hereto as Exhibit H, subject to such changes agreed to by Purchaser, the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust, on or prior to the Second Closing.

5.13.                        Financing Cooperation.  Prior to the Initial Closing, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to provide, such cooperation as may be reasonably requested by Purchaser or its financing sources in connection with the financings contemplated under the Debt Commitment Letters and the syndication thereof, as applicable, including using reasonable best efforts to (i) cause appropriate officers (including senior management), employees, representatives and advisors to be available to meet with ratings agencies, analysts, investment bankers and prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) provide reasonable assistance with the preparation of any ratings presentations, information memoranda, offering memoranda or other marketing and disclosure documents and customary information in connection therewith, (iii) provide any financing sources of Purchaser with reasonable access to the properties, books and records of the Company and its Subsidiaries (including for the purpose of conducting a customary commercial finance audit examination of the Company and its Subsidiaries), (iv) subject to the occurrence of the Initial Closing, in the case of the Subsidiaries only, execute and deliver loan agreements, pledge, security and other collateral documents, intercreditor agreements, customary certificates, authorization letters, any other customary definitive financing documents and related customary loan documents as may be reasonably requested by Purchaser or its financing sources, (v) provide Purchaser and its financing sources with all financial information and projections as may be reasonably requested by Purchaser or its financing sources (including pro forma consolidated and consolidating balance sheets and related pro forma consolidated and consolidating statements of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days before the Initial Closing Date, prepared by the Company after giving effect to the transactions herein contemplated as if the transactions had occurred as of such date (in the case of such balance sheets) or at the beginning of such period (in the case of such other statements of income), forecasts prepared by the Company of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Initial Closing Date and annually for each of the years 2013—2015 and borrowing base availability projections for the first twelve months following the Initial Closing Date, including projected letter of credit balances) and (vi) direct its independent accountants and counsel to provide customary and reasonable assistance to Purchaser and its financing sources, including in connection with providing customary comfort letters and opinions of counsel; provided, however, that (x) neither the Company nor any Subsidiary shall be required to be subject prior to the Initial Closing to any obligations or liabilities with respect to any agreements, collateral documents, certificates, letters or other documentation contemplated under this Section 5.13, and (y) neither the Company’s nor any Subsidiaries’ compliance with the provisions of this Section 5.13 (other than clauses (iv) and (v)) nor the consummation of the transactions contemplated by the Debt Commitment Letters shall be a condition to Purchaser or the Purchaser LLC’s obligations to consummate the transactions contemplated by this Agreement.

5.14.                        Insurance.  The Company shall be entitled to cause each of the insurance policies as to which the Company is listed as the “Policyholder” on Section 3.18 of the Company Disclosure Schedule to be canceled, or otherwise to cause the Subsidiaries to be excluded from coverage thereunder, as of the Initial Closing Date.

5.15.                        Ownership of Company Common Stock.  Each Signing Shareholder agrees that it will not sell or otherwise dispose of any interest in any shares of Company

Common Stock owned by it prior to completion of all of the transactions set forth in Articles I and II other than for the purpose of completing such transactions or pursuant to will or the laws of descent and distribution.  The Company will not (i) record or give effect to any sale or other disposition of any interest in any shares of Company Common Stock owned by any Shareholder prior to completion of all of the transactions set forth in Articles I and II other than for the purpose of completing such transactions or pursuant to will or the laws of descent and distribution, or (ii) amend or waive the provisions of the Individual Shareholder Agreements that restrict such sales or other dispositions of shares of Company Common Stock owned by any such Shareholder.

5.16.                        Post-Closing Access.  Following the Initial Closing, the Company shall provide Purchaser with reasonable access to the books and records of the Company, to the extent that such access may reasonably be required by Purchaser in connection with matters relating to or affected by the operations of the Company after the Initial Closing, including any audits, the defense or prosecution of litigation (including arbitration or mediation), and any other reasonable need of Purchaser to consult such books and records.  Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours.

5.17.                        Tax Allocation Agreement.  Immediately following the Initial Closing, (a) that certain Amended and Restated Tax Allocation Agreement dated as of January 1, 2012 among the Company, AFIC, AFLIC, Tower Loan of Mississippi, First Tower Loan, Tower Loan of Missouri, Gulfco of Mississippi, Gulfco of Alabama, Gulfco of Louisiana and Tower Auto (the “Tax Allocation Agreement”) shall cease to have any further effect.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Initial Closing, the Company shall be entitled to cause the Subsidiaries to make the payments required under section 2.2 of the Tax Allocation Agreement for the Tax periods ending on the Initial Closing Date.

5.18.                        Benefit Plan.  Within the thirty (30) days preceding the Initial Closing Date, Gulfco of Louisiana, Inc. shall take all actions required under Treasury Regulation §1.409A-3(j)(4)(ix)(B) to terminate the Executive Nonqualified Excess Plan of Gulfco of Louisiana (the “Excess Plan”) and shall pay to participants prior to the Initial Closing all amounts deferred under the Excess Plan.

ARTICLE VI

COVENANTS OF PURCHASER AND THE PURCHASER LLC’S

Purchaser and the Purchaser LLC’s hereby covenant and agree with the Company and the Signing Shareholders:

6.01.                        Regulatory and Other Approvals.

(a)                                  Each of Purchaser and the Purchaser LLC’s will, as promptly as practicable following the date hereof, (i) use its reasonable best efforts to obtain all consents, approvals, authorizations or actions of, make all filings with and give all notices to all Governmental or Regulatory Authorities or any other Person required of Purchaser or any of the

Purchaser LLC’s to consummate the transactions contemplated hereby, including obtaining the consents, approvals, authorizations and actions, making the filings and giving the notices required under applicable consumer lending and insurance Laws (to the extent such consents, approvals, authorizations, actions, filings or notices are required to be obtained, made or given prior to the Initial Closing under applicable Law), (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons and take all such other actions as they may request or require in connection therewith, and (iii) provide reasonable cooperation to the Company in connection with the performance of its obligations under Section 5.01(a).  Purchaser and the Purchaser LLC’s will provide prompt notification to the Company when any such consent, approval, authorization, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

(b)                                 Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Purchaser or any of its subsidiaries to take or refrain from taking any action or to agree to any restriction, limitation or condition with respect to (i) Purchaser or any of its subsidiaries, or (ii) the Company or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and the Subsidiaries, taken as a whole, or on Purchaser and its subsidiaries, taken as a whole, it being understood that “material adverse effect” shall be the level of, and shall be measured as to, what would have, or would reasonably be expected to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole.

6.02.                        HSR Filings.  In addition to and without limiting Purchaser’s and the Purchaser LLC’s covenants contained in Section 6.01, each of Purchaser and the Purchaser LLC’s will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the FTC or the Antitrust Division of the DOJ pursuant to the HSR Act, and (c) cooperate with the Company in connection with the Company’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the Antitrust Division of the DOJ or state attorneys general.

6.03.                        Employee Benefit Matters.

(a)                                  During the period from the Second Closing Date until December 31, 2012 (the “Benefit Extension Period”), First Tower Holdings LLC, FT Financing LLC or the Subsidiaries will provide to each employee of the Subsidiaries as of the Second Closing Date (“Company Employees”), for so long as such employee remains so employed, compensation (including base salary and bonus opportunities) that is no less favorable than that currently paid by the Company or the Subsidiaries to such employee.  In addition, during the Benefit Extension Period, First Tower Holdings LLC, FT Financing LLC or the Subsidiaries will (i) continue in effect the employee retirement and welfare plans in which Company Employees participate, as are in effect immediately prior to the Second Closing and (ii) not terminate, materially amend or materially modify any of the plans referred to in clause (i) hereof except as may be required by applicable Law.

(b)                                 Following the Benefit Extension Period, First Tower Holdings LLC, FT Financing LLC or the Subsidiaries will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (including dependents), under any health or welfare plan adopted by any of First Tower Holdings LLC, FT Financing LLC or the Subsidiaries in which a Company Employee is eligible to participate after the expiration of the Benefit Extension Period to the extent such conditions, exclusions or waiting periods were waived under the plans maintained by any of First Tower Holdings LLC, FT Financing LLC or the Subsidiaries prior to the expiration of the Benefit Extension Period, (ii) provide each Company Employee (and dependent) with credit for any co-payments and deductibles paid prior to the expiration of the Benefit Extension Period in satisfying any applicable deductible or out-of-pocket requirements under any health or welfare plans adopted by any of First Tower Holdings LLC, FT Financing LLC or the Subsidiaries in which such Company Employee is eligible to participate after the expiration of the Benefit Extension Period to the extent such deductible or out-of-pocket requirements were incurred in the calendar year or plan year in which such employee becomes eligible to participate in the health or welfare plans adopted by any of First Tower Holdings LLC, FT Financing LLC or the Subsidiaries after the expiration of the Benefit Extension Period, and (iii) provide each such Company Employee with credit for all service with the Company and the Subsidiaries under each pension, health or welfare plan adopted by any of First Tower Holdings LLC, FT Financing LLC or the Subsidiaries in which such Company Employee is eligible to participate after the expiration of the Benefit Extension Period for purposes of vesting, eligibility and determination of the level of benefits, but not for purposes of benefit accruals; provided, however, that in no event will such Company Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

(c)                                  No provision of this Agreement shall (i) create any right in any Company Employee to continued employment by First Tower Holdings LLC, FT Financing LLC, the Company or any of the Subsidiaries or preclude the ability of First Tower Holdings LLC, FT Financing LLC, the Subsidiaries or the Company to terminate the employment of any employee for any reason, (ii) require First Tower Holdings LLC, FT Financing LLC, the Subsidiaries or the Company to continue any Benefit Plans beyond the Benefit Extension Period, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement, or (iv) be treated as an amendment to any Benefit Plan.

(d)                                 The provisions of this Section 6.03 are not intended to be a benefit enforceable by any one individual employee and no covenant is hereby made with respect to continued employment for any period.

6.04.                        Directors’ and Officers’ Indemnification and Insurance.

(a)                                  Subject to the mandatory requirements of applicable state Law,  Purchaser shall cause First Tower Holdings LLC, FT Financing LLC and the Subsidiaries to cause all rights to indemnification for acts or omissions occurring prior to the Initial Closing in favor of any Person that was a director or officer of the Company or any Subsidiary as provided under the bylaws of the relevant Subsidiary as of September 30, 2011 to remain in full force and effect in accordance with their terms and Purchaser shall and shall cause First Tower Holdings LLC, FT Financing LLC and the Subsidiaries to, fulfill and honor such obligations to the maximum extent permitted by applicable Law; provided, however, that Purchaser shall not have any such obligation to cause First Tower Holdings LLC, FT Financing LLC or any of the Subsidiaries, nor shall First Tower Holdings LLC, FT Financing LLC or any of the Subsidiaries have any obligation, to provide indemnification for any matter constituting an indemnifiable amount under Articles IX or X, without regard to the passage of time, the expiration of any representations and warranties hereunder or the exhaustion of the Indemnity Escrow Amount.

(b)                                 The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each Person that was a director or officer of the Company or any Subsidiary prior to the Initial Closing, his or her heirs and his or her legal representatives and are in addition to any other rights to indemnification that such Person may have by Contract or otherwise.

6.05.                        Post-Closing Access.  Following the Initial Closing, Purchaser shall, and shall cause its Affiliates to, provide the Company with reasonable access to the Books and Records, to the extent that such access may reasonably be required by Company in connection with matters relating to or affected by the operations of the Company or any of the Subsidiaries prior to the Initial Closing, including any audits, the defense or prosecution of litigation (including arbitration or mediation), and any other reasonable need of the Company to consult such Books and Records.  Such access shall be afforded by Purchaser and its Affiliates, as applicable, upon receipt of reasonable advance notice and during normal business hours.

6.06.                        Fulfillment of Conditions.  Each of Purchaser and the Purchaser LLC’s will use its reasonable best efforts to take all steps necessary or desirable and proceed diligently to satisfy each condition to the obligations of the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

6.07.                        Rule 144.

(a)                                  Following the Initial Closing, Purchaser will file reports in compliance with the Exchange Act, will comply with all rules and regulations of the SEC applicable in connection with the use of Rule 144 and will take such other actions and furnish the Participating Holders with such other information (including a written certification as to Purchaser’s compliance with the reporting requirements of Rule 144) legal counsel to the Participating Holders may reasonably request to the extent necessary to permit the Participating Holders to sell Purchaser Common Shares issued under this Agreement pursuant to Rule 144 from time to time.

(b)                                 The provisions of this Section 6.07 are intended to be for the benefit of, and will be enforceable by, each Participating Holder and each Participating Holder’s successors, assigns, heirs and legal representatives, as applicable.

6.08.                        Listing.  Purchaser shall take, or cause to be taken, as promptly as practicable following the date hereof, all actions, and to do, or cause to be done, all things necessary to cause the Purchaser Common Shares to be issued under this Agreement in connection with the transactions contemplated by this Agreement to be authorized in advance of the Initial Closing for listing on NASDAQ, subject to official notice of issuance.

6.09.                        [Reserved]

6.10.                        Supplemental Disclosure.  Purchaser will have the right from time to time prior to the Initial Closing to supplement or amend the Purchaser Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Purchaser Disclosure Letter; provided that no such supplemental or amended disclosure shall impact whether or not the condition set forth in Section 8.01 has been satisfied.  For the avoidance of doubt, if the Initial Closing occurs, all matters disclosed by Purchaser pursuant to any such supplement or amendment prior to the Initial Closing shall not deemed to be included in the Purchaser Disclosure Letter as of the date hereof or any applicable later date and shall not cure any breach of any representation or warranty made in this Agreement for purposes of determining whether the Company is entitled to indemnification under Section 10.01(a).

6.11.                        LLC Operating Agreement.  Purchaser shall cause First Tower Holdings of Delaware LLC or another Affiliate to execute the First Tower Holdings LLC Operating Agreement in the form attached hereto as Exhibit H, subject to such changes agreed to by Purchaser, the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust, on or prior to the Second Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PURCHASER AND THE PURCHASER LLC’s

The obligations of Purchaser and the Purchaser LLC’s to consummate the transactions contemplated by this Agreement (except the obligations of Purchaser and the Purchaser LLC’s in connection with the Second Closing, which obligations are only conditioned upon the occurrence of the Initial Closing) are subject to the fulfillment, at or before the Initial Closing, of each of the following conditions (all or any of which (other than the condition set forth in Section 7.05 insofar as it relates to the Mississippi Insurance Department Approval) may be waived in whole or in part by Purchaser in its sole discretion):

7.01.                        Representations and Warranties.  The representations and warranties made by the Company and the Signing Shareholders in this Agreement, taken as a whole, shall be true and correct on and as of the Initial Closing Date as though made on and as of the Initial Closing Date (or, in the case of representations and warranties made as of a specified date earlier than the Initial Closing Date, on and as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct (in each case without regard to any materiality qualifiers (including the word “material” and words of similar import)) could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.02.                        Performance.  The Company and each Subsidiary shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement (other than Section 5.13, not including clauses (iv) and (v) of Section 5.13) to be so performed or complied with by the Company and each Subsidiary, as applicable, at or before the Initial Closing.

7.03.                        Bring-Down Certificate.  The Company shall have delivered to Purchaser a certificate, dated the Initial Closing Date and executed in the name and on behalf of the Company by a duly authorized officer of the Company, in a form reasonably acceptable to Purchaser and to the effect that the conditions contained in Sections 7.01 and 7.02 have been satisfied.

7.04.                        Orders and Laws.  There shall not be in effect on the Initial Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.05.                        Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, the Purchaser LLC’s and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including the Mississippi Insurance Department Approval) shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods (and any extensions thereof) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred, other than any such consents, approvals, actions, filings or notices which the failure to obtain or make could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company or the parties’ ability to consummate the transactions contemplated by this Agreement.

7.06.                        Resignations of Directors.  The members of the boards of directors of the Subsidiaries shall have tendered, effective at the Initial Closing, their resignations as such directors.

7.07.                        Escrow Agreement.  The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.08.                        No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.09.                        Employment and Covenants Agreement.  The separate Employment Agreement and the Covenant Agreement with each of Francis C. Lee and Joseph Macon, Jr. shall be in full force and effect; provided that in the event any such agreement is not in full force and effect because such agreement was breached or terminated by Purchaser or First Tower Holdings LLC, such condition shall be deemed to be satisfied.

7.10.                        LLC Operating Agreement.  The First Tower LLC Operating Agreement shall have been executed by all other holders of Class A Shares (other than First Tower Holdings of Delaware LLC) and shall be in full force and effect.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SIGNING SHAREHOLDERS

The obligation of the Company and the Signing Shareholders to consummate the transactions contemplated by this Agreement (except the obligations of the Company in connection with the Second Closing, which obligations are only conditioned upon the occurrence of the Initial Closing) is subject to the fulfillment, at or before the Initial Closing, of each of the following conditions (all or any of which (other than the condition set forth in Section 7.05 insofar as it relates to the Mississippi Insurance Department Approval and the condition set forth in Section 8.10 which may only be waived by the Jack. R. Lee Gift Trust and the M.K. Lee Gift Trust) may be waived in whole or in part by the Company in its sole discretion):

8.01.                        Representations and Warranties.  The representations and warranties made by Purchaser and the Purchaser LLC’s in this Agreement, taken as a whole, shall be true and correct on and as of the Initial Closing Date as though made on and as of the Initial Closing Date (or, in the case of representations and warranties made as of a specified date earlier than the Initial Closing Date, on and as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct (in each case without regard to any materiality qualifiers (including the word “material” and words of similar import)) could not reasonably be expected to have a Purchaser Material Adverse Effect.

8.02.                        Performance.  Purchaser and the Purchaser LLC’s shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser or the Purchaser LLC’s at or before the Initial Closing.

8.03.                        Bring-Down Certificate.  Purchaser shall have delivered to the Company a certificate, dated the Initial Closing Date and executed in the name and on behalf of Purchaser and the Purchaser LLC’s by a duly authorized officer of Purchaser, in a form reasonably acceptable to the Company and to the effect that the conditions contained in Sections 8.01 and 8.02 have been satisfied.

8.04.                        Orders and Laws.  There shall not be in effect on the Initial Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

8.05.                        Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, the Purchaser LLC’s and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (including the Mississippi Insurance Department Approval)  shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods (and any extensions thereof) imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred, other than any such consents, approvals, actions, filings or notices which the failure to obtain or make could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company or the parties’ ability to consummate the transactions contemplated by this Agreement.

8.06.                        Escrow Agreement.  Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.07.                        No Purchaser Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any Purchaser Material Adverse Effect.

8.08.                        Release of Credit Support.  The Company shall have been released as a borrower or guarantor, as applicable, under the Trustmark Loan Agreement and the First Tower Loan Agreement and all related agreements and shall have no further obligation or liability with respect thereto.

8.09.                        Listing.  The Purchaser Common Shares to be issued under this Agreement in connection with the transactions contemplated by this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

8.10.                        LLC Operating Agreement.  In the case of the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust, the First Tower LLC Operating Agreement shall have been executed by all other holders of Class A Shares (other than the Company) and shall be in full force and effect.

ARTICLE IX

TAX MATTERS

9.01.                        Tax Returns and Tax Indemnity.  (a) The Company shall prepare (or cause to be prepared) and shall duly and timely file all income Tax Returns of the Subsidiaries relating to Tax periods ending on or prior to the Initial Closing Date.  In the case of all other Tax Returns relating to Tax periods ending on or prior to the Initial Closing Date, the Company shall prepare (or cause to be prepared) and shall duly and timely file such Tax Returns in a manner consistent with past practice, and not later than forty-five (45) days prior to the due date for filing of each such Tax Return (after taking into account extensions), the Company shall provide Purchaser with a draft copy of such Tax Return for review and comment, and the Company shall include, in the Tax Return filed, all reasonable comments, as determined in the Company’s sole discretion, provided by Purchaser with respect to any such draft copy not later than five (5) days prior to such due date.  The Company shall pay, indemnify and hold Purchaser and the Subsidiaries harmless against any and all Taxes and other related Losses of the Subsidiaries with respect to Tax periods ending on or prior to the Initial Closing Date, including any liability of the Subsidiaries for those Tax periods under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Law and any liability of the Subsidiaries as a transferee or successor under any Tax allocation, sharing or assumption agreement or by operation of Law with respect to those Tax periods, or shall reimburse Purchaser within fifteen (15) days after payment by Purchaser or the Subsidiaries of such Taxes and other related Losses.

(b)                                 Purchaser shall prepare (or cause to be prepared) all Tax Returns of the Subsidiaries to be filed after the Initial Closing Date relating to Tax periods that begin and end after the Initial Closing Date.  Purchaser shall pay, indemnify and hold the Company harmless against any and all Taxes and other related Losses of the Subsidiaries with respect to Tax periods that begin and end after the Initial Closing Date, including any liability of the Subsidiaries under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Law or shall reimburse the Company within fifteen (15) days after payment by the Company of such Taxes and other related Losses.

(c)                                  With respect to any Tax period of the Subsidiaries that begins on or before but ends after the Initial Closing Date (such periods “Straddle Periods” and such Tax Returns “Straddle Returns”):

(i)            All Straddle Returns which are due after the Initial Closing Date shall be prepared by the relevant Subsidiary or the Company in a manner consistent with past practice, as applicable (unless otherwise required by Law);

(ii)           The relevant Subsidiary or the Company, as appropriate, shall deliver any Straddle Return to Purchaser for its review at least fifteen (15) days prior to the date on which such Tax Return is required to be filed (including any valid extensions).  Purchaser shall provide comments to any Tax Return described in the preceding sentence no later than eight (8) days prior to the date on which such Tax Return is required to be filed (including any extensions).  The Company, the Subsidiaries and Purchaser shall cooperate to finalize any such Tax Return;

(iii)          The Company shall be responsible for Taxes due in respect of that portion of such Straddle Period that ends on the Initial Closing Date, and Purchaser shall be responsible for Taxes due in respect of that portion of such Straddle Period that begins and ends after the Initial Closing Date; and

(iv)          In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Subsidiaries for the period ending on or before the Initial Closing Date shall be determined based on an interim closing of the Books and Records as of the close of business on the Initial Closing Date and Purchaser shall bear the balance of the Taxes owed on such Straddle Return.  The amount of other Taxes of the Subsidiaries for a Straddle Period that relates to the period ending on or before the Initial Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Initial Closing Date and the denominator of which is the number of days in such Straddle Period.

9.02.                        Code § 338(h)(10) Election.

(a)                                  Within the applicable period provided under the Code, the Company shall, and Purchaser shall cause Tower Loan of Mississippi to, make the election provided for in Code § 338(h)(10) (and any corresponding election under applicable state, local and foreign Tax Laws) with respect to capital stock of AFLIC and AFIC contributed to Tower Loan of Mississippi in connection with the Subsidiary Reorganization (the “Protective Election”).  Promptly following the Protective Election, the Company shall join with Purchaser in timely making the election provided for in Code § 338(h)(10) (and any corresponding election under applicable state, local and foreign Tax Laws) with respect to the purchase and sale of the Shares pursuant to this Agreement (and to the deemed purchase and sale, for U.S. federal income tax purposes by reason of any such election, of the stock of any Subsidiary other than the Direct Subsidiaries) (collectively, these elections and the Protective Election, the “Elections”).  The Company, the Subsidiaries and Purchaser will cooperate with each other and will take all actions requested by Purchaser and the Company that are reasonably necessary to make and report the Elections on a timely basis.  Purchaser and the Company shall promptly execute and deliver all documentation reasonably requested by the other, including all forms required to be filed in connection with the Elections (any such forms the “Code § 338 Forms”).  The parties will prepare and file Code § 338 Forms and all Company, Subsidiary and Purchaser Tax Returns will be prepared in a manner consistent with the Elections having been made.

(b)                                 In connection with the Elections made by Purchaser and the Company pursuant to Section 9.02(a), no later than ninety (90) days after the Initial Closing Date, the Company shall provide Purchaser with a proposed allocation of the “aggregate deemed sales price” and the “adjusted grossed-up basis” (each as defined in Treasury Regulations under Section 338 of the Code) among the Assets and Properties consistent with Exhibit G and otherwise in accordance with Section 338 of the Code and the Treasury Regulations thereunder (the “Allocation”).  Unless Purchaser notifies the Company in writing within thirty (30) days after receiving the Allocation that Purchaser considers the amount allocated to Assets and Properties to be unreasonable under Section 338 of the Code, Purchaser shall be deemed to have agreed to the Allocation as prepared by the Company.  If Purchaser contends any portion of the Allocation to be unreasonable in accordance with the preceding sentence (other than the allocation provided in Exhibit G, which shall be indisputable), and the Company rejects Purchaser’s contention, the parties hereto shall submit this dispute to the Independent Accountants, who shall determine whether the Company’s Allocation is reasonable.  If the Independent Accountants determine that the Company’s Allocation is unreasonable, the

Independent Accountants shall be instructed to modify the Company’s Allocation only to the extent necessary to make the Allocation reasonable.  After any and all such adjustments are made, the Allocation shall be deemed to be final.  The fees, costs and expenses of the Independent Accountants incurred in connection therewith shall be shared in equal amounts by the Company and Purchaser.  Purchaser, the Subsidiaries and the Company shall report and file all Tax Returns (including IRS Form 8883) in all respects and for all purposes consistent with the Allocation.  Neither Purchaser, the Subsidiaries nor the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so as a result of an audit of a Governmental or Regulatory Authority that has been finally determined.  Any adjustments to the Purchase Price, made in accordance with this Agreement shall be allocated among the Assets and Properties in a manner consistent with the Allocation, as modified by the Independent Accountants pursuant to this Section 9.02(b) if necessary.

9.03.                        Refunds.  The Company will be entitled to any credits and refunds received (including interest received thereon) in respect of any taxable period of the Subsidiaries ending on or prior to the Initial Closing Date and that portion of any Straddle Period that ends on the Initial Closing Date.  Purchaser shall cause any refunds allocated to the Company but received by Purchaser or the Subsidiaries to be paid to the Company promptly following receipt.

9.04.                        Tax Audits and Contests; Cooperation. (a) After the Initial Closing Date, Purchaser, on the one hand, and the Company, on the other hand, shall promptly notify the other party in writing of any demand, claim or notice of the commencement of any tax audit or examination (together, a “Contest”) received by that party from any Taxing Authority or any other Person with respect to Taxes for which that other party may be liable pursuant to this Agreement.  That notice shall contain factual information (to the extent known) describing the Contest and asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Taxing Authority or any other Person in respect of any asserted Tax liability.

(b)                                 The Company shall have the exclusive right to control, at its own expense, all Contests relating to Tax periods ending on or before the Initial Closing Date for which the Company is liable under this Agreement.

(c)                                  The Company, the Subsidiaries and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, all information (including access to Books and Records and the Subsidiaries’ accountants) and assistance relating to the Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.  The Company, the Subsidiaries and Purchaser each shall execute and deliver powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 9.04.  Any information obtained under this Section 9.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

9.05.                        Transfer Taxes.  Purchaser shall pay all sales, use, transfer, real property transfer, recording, stock transfer and other similar Taxes and fees (“Transfer Taxes”) that are attributable to (i) the Subsidiary Reorganization, or (ii) the conversion of any of the Subsidiaries into limited liability companies pursuant to Section 2.05, and shall indemnify, defend, and hold harmless the Company with respect to such Transfer Taxes and shall provide the Company with evidence of the payment of any such Taxes.  Any other Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Company, and each of Purchaser and the Company shall indemnify, defend, and hold harmless the other if it is required to pay more than fifty percent (50%) of such Transfer Taxes and shall provide the other with evidence of the payment of any such Taxes.

9.06.                        Treatment of Indemnity Payments.  The parties shall treat any amount paid under this Article IX as an adjustment to the Purchase Price.

ARTICLE X
INDEMNIFICATION

10.01.                  Indemnification.

(a)                                  Following the Second Closing, subject to paragraph (c) of this Section 10.01 and the other Sections of this Article X, (i) the Company shall indemnify the Purchaser Indemnified Parties (solely from amounts held in the Indemnity Escrow Account, other than as provided in Section 10.01(c)(vi)) in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by them or to which they become subject, resulting from, arising out of or relating to any breach of representation or warranty, in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality, or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company made in or pursuant to this Agreement; (ii) the Company, and only to the extent the Company does not comply with its obligations under this clause (ii), the Signing Shareholders severally in accordance with their relative ownership of shares of Company Common Stock on the Initial Closing Date as set forth in Part C of Annex I (excluding, for this purpose, any Shareholder who is not a Signing Shareholder), and not jointly, shall indemnify the Purchaser Indemnified Parties (but only to the extent that amounts held in the Indemnity Escrow Account are not sufficient) in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by them or to which they become subject, resulting from, arising out of or relating to any breach of representation or warranty contained in Section 3.01, 3.02, 3.03, 3.08, 3.20 or 3.24 or the covenants and agreements contained in Articles I, II or IX, in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality, or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company made in or pursuant to this Agreement; and (iii) each Signing Shareholder shall indemnify the Purchaser Indemnified Parties in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by them or to which they become subject, resulting from, arising out of or relating to (x) any breach of representation or warranty, in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality, on the part of such Signing Shareholder made in or pursuant to this Agreement or (y) fraud or willful misconduct.

(b)                                 Following the Second Closing, subject to the other Sections of this Article X, Purchaser shall indemnify the Signing Shareholders in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of a representation or warranty, in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality, or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser or any of the Purchaser LLC’s made in or pursuant to this Agreement.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by (A) the Company as a result of any claim in respect of a Loss arising under paragraph (a)(i) or (a)(ii) of this Section 10.01 or (B) to the extent applicable, by any Signing Shareholder as a result of any claim in respect of a Loss arising under paragraph (a)(ii) of this Section 10.01:

(i)                                     that is, when aggregated with any claims in respect of any series of such Losses of the same class or arising out of the same set of actions or inactions or misrepresentations, less than $100,000, and no such Loss or series of related Losses shall be taken into account in determining whether or the extent to which the deductible set forth in paragraph (c)(ii) of this Section 10.01 has been met or exceeded;

(ii)                                  other than for claims (x) relating to a breach of any representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.08, 3.20, and 3.24 or the covenants and agreements contained in Articles I, II or IX, or (y) for fraud or willful misconduct, unless and until the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to any such Losses in the aggregate in excess of $4,000,000, in which event the Purchaser Indemnified Parties shall be entitled to claim indemnity only for the amount of such Losses that exceeds $2,000,000; provided, however, that no Losses shall be included in determining whether such amounts have been reached unless a valid Claim Notice or Indemnity Notice (as applicable) in respect of such Losses has been given by Purchaser to the Company in accordance with Section 10.02;

(iii)                               unless Purchaser has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific (x) grounds for indemnification pursuant to Section 10.01(a)(i) or Section 10.01(a)(ii), and (y) facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim; provided that any failure to provide such timely notice shall not affect the rights of the parties to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice, and (B) in any event prior to the applicable Cut-off Date;

(iv)                              to the extent that the Purchaser Indemnified Parties had a reasonable opportunity, but failed in good faith, to seek to mitigate such Loss, including to recover under a policy of insurance or under a contractual right of set-off or indemnity;

(v)                                 to the extent such Loss is actually recovered pursuant to Article IX; or

(vi)                              from any source other than the Indemnity Escrow Account, other than for (x) claims relating to any breach of any of the representations and warranties contained in Section 3.01, 3.02, 3.03, 3.08, 3.20 and 3.24, or the covenants and agreements contained in Articles I, II or IX, or (y) fraud or willful misconduct; provided that in the case of any claim referred to in clause (x) or (y) above, only if the Purchaser Indemnified Parties shall have first exhausted the Indemnity Escrow Account.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by Purchaser as a result of any claim in respect of a Loss arising under paragraph (b) of this Section 10.01:

(i)                                     that is, when aggregated with any claims in respect of any series of such Losses of the same class or arising out of the same set of actions or inactions or misrepresentations, less than $100,000, and no such Loss or series of related Losses shall be taken into account in determining whether or the extent to which the deductible set forth in paragraph (d)(ii) of this Section 10.01 has been met or exceeded;

(ii)                                  other than for claims (x) relating to a breach of any representations and warranties contained in Sections 4.01, 4.02, and 4.04, or (y) for fraud or willful misconduct, unless and until the Signing Shareholders have suffered, incurred, sustained or become subject to any such Losses in the aggregate in excess of $4,000,000, in which event the Signing Shareholders shall be entitled to claim indemnity only for the amount of such Losses that exceeds $2,000,000; provided, however, that no Losses shall be included in determining whether such amounts have been reached unless a valid Claim Notice or Indemnity Notice (as applicable) in respect of such Losses has been given by the Company to Purchaser in accordance with Section 10.02;

(iii)                               unless the Signing Shareholders have given Purchaser a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific (x) grounds for indemnification pursuant to Section 10.01(b), and (y) facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim; provided that any failure to provide such timely notice shall not affect the rights of the parties to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice, and (B) in any event prior to the applicable Cut-off Date;

(iv)                              to the extent that the Signing Shareholders had a reasonable opportunity, but failed in good faith, to seek to mitigate such Loss, including to recover under a policy of insurance or under a contractual right of set-off or indemnity; or

(v)                                 to the extent such Loss is actually recovered pursuant to Article IX.

10.02.                  Method of Asserting Claims.  All claims for indemnification (other than in respect of the Regulatory Escrow Amount) by any Indemnified Party under Section 10.01 must be asserted and resolved as follows:

(a)                                  In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than any of the Shareholders or Purchaser or any of their respective Affiliates (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)                                     If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a)(i), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings to a final conclusion or, at the discretion of the Indemnifying Party, to settle such Third Party Claim; provided, however, that in the case of any settlement that would impose obligations on or restrict any activity of the Indemnified Party or any of its Affiliates other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full, that would reasonably be expected to materially adversely impact or impair the business or reputation of the Indemnified Party and its Affiliates or that would not result in a full, unconditional and irrevocable release of the Indemnified Party and its Affiliates, such settlement will require the consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial (including by causing a final adjudication that is adverse to the Indemnifying Party), the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).  The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except if (A) the Indemnified Party shall, after consultation with legal counsel, in good faith determine that the Indemnified Party may have available one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim or any proceeding relating thereto, or (B) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, in any of which cases the costs and expenses of such defense shall be for the account of the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

(ii)                                  If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 10.02(a)(ii), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, to a final conclusion or will be settled at the discretion of the Indemnified Party; provided, however, that in the case of any settlement that would impose obligations on the Indemnifying Party other than the payment of monetary damages, that would reasonably be expected to materially adversely impact or impair the business or reputation of the Indemnified Party and its Affiliates or that would not result in a full, unconditional and irrevocable release of the Indemnified Party and its Affiliates, such settlement will require the consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.  The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates).  The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)                               If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will, subject to the provisions of Section 10.01(c), be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall, subject to the provisions of Section 10.01(c), pay the amount of such Loss to the Indemnified Party in accordance with the provisions of the Escrow Agreement, to the extent applicable, or otherwise promptly following demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction.

(b)                                 In the event a claim is brought by any Indemnified Party under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will, subject to the provisions of Section 10.01(c), be conclusively deemed a liability of the

Indemnifying Party under Section 10.01 and the Indemnifying Party shall, subject to the provisions of Section 10.01(c), pay the amount of such Loss to the Indemnified Party in accordance with the provisions of the Escrow Agreement, to the extent applicable, or otherwise promptly following demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction.

(c)                                  In the event of any claim for indemnity under Section 10.01(a), Purchaser agrees to give the Company and its Representatives reasonable access to the Books and Records and employees of First Tower Holdings LLC and the Subsidiaries in connection with the matters for which indemnification is sought to the extent such the Company and its Representatives reasonably deem necessary in connection with the rights and obligations of the Company under this Article X.

10.03.                  Method of Calculating Losses.  The parties shall treat all indemnification payments under this Article X as adjustments to the Purchase Price.

10.04.                  Exclusivity.  After the Initial Closing, the indemnities set forth in Section 10.01 and Section 10.02 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties, the Purchaser LLC’s, the Company and the Shareholders and their respective officers, directors, employees, agents and Affiliates for any breach of representation or warranty or nonfulfillment or failure to perform any covenant or agreement made in or pursuant to this Agreement, other than (i) pursuant to Article IX, (ii) in the case of fraud or willful misconduct, or (iii) in connection with a breach by Purchaser of any of its obligations under Section 6.04, 6.05, 6.06 or 6.07 and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive, including with respect to any matters arising under CERCLA or any other Environmental Laws.  Except as provided in Sections 10.01(c)(v) and 10.01(c)(vi), after the Initial Closing, any liability of the Company to indemnify the Purchaser Indemnified Parties pursuant to Section 10.01(a)(i) shall be limited to the Indemnity Escrow Account and any and all indemnification claims thereunder shall be paid therefrom, and the maximum indemnity obligation of the Company under Section 10.01(a)(i) and the Escrow Agreement shall not exceed the amounts deposited in the Indemnity Escrow Account.  No Person who was an officer, director or shareholder of the Company prior to the Initial Closing shall have any liability to make any payment in respect of any breach of any representation or warranty or non-performance of any covenant or agreement made in or pursuant this Agreement, except for the Signing Shareholders’ indemnification obligations under this Article X.

10.05.                  No Consequential, Etc. Damages.  Anything herein to the contrary notwithstanding, no party shall be liable under this Agreement or with respect to the transactions contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value, including loss of profits or revenue except to the extent the Loss is part of a Third Party Claim.

ARTICLE XI
SURVIVAL; NO OTHER REPRESENTATIONS

11.01.                  Survival of Representations, Warranties, Covenants and Agreements.  Subject to the following two sentences, the representations, warranties, covenants and agreements of the Company, the Signing Shareholders, Purchaser and the Purchaser LLC’s made in or pursuant to this Agreement will survive the Initial and Second Closings.  The representations, warranties, covenants and agreements of the Company and the Signing Shareholders contained in Articles III and V of this Agreement (including pursuant to the certificate delivered pursuant to Section 7.03) will survive only until the completion of eighteen (18) months after the Initial Closing and shall thereupon expire together with any right to indemnification for breach thereof, except that any (a) covenant to be performed after the Second Closing shall survive the Second Closing in accordance with its terms, (b) representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given prior to the Cut-off Date in good faith based on facts reasonably expected to establish a valid claim under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X, (c) the representations and warranties of the Company and the Signing Shareholders, as applicable, contained in Sections 3.01, 3.02 and 3.03 shall survive indefinitely, and (d) the representations, warranties, covenants and agreements of the Company contained in Sections 3.08, 3.20 and 3.24 and Article IX shall survive until ninety (90) days after the expiration of the relevant statute of limitations, including any extensions.  The representations, warranties, covenants and agreements of Purchaser and the Purchaser LLC’s contained in Articles IV and VI of this Agreement will survive only until the completion of eighteen (18) months after the Initial Closing and shall thereupon expire together with any right to indemnification for breach thereof, except that any (a) covenant to be performed after the Second Closing shall survive the Second Closing in accordance with its terms, and (b) representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive until satisfied if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given prior to the Cut-off Date in good faith based on facts reasonably expected to establish a valid claim under Article X, on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X and (c) the representations, warranties, covenants and agreements of Purchaser and the Subsidiaries contained in Article IX shall survive until ninety (90) days after the expiration of the relevant statute of limitations.

11.02.                  No Other Representations.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither the Company nor any Shareholder is making any representation or warranty whatsoever, express or implied, at Law or in equity, whether under contract, tort or other applicable Law, in respect of the Company or the Subsidiaries or any of their respective Assets and Properties, Liabilities or operations, including the Business or Condition of the Company, except those representations and warranties contained in Article III, in the Company Disclosure Schedule, in the certificate delivered pursuant to Section 7.03 and in the Individual Shareholder Agreements.  In addition, neither the Company nor any Shareholder is making any representation or warranty to Purchaser or any of the Purchaser LLC’s with respect to any financial projection or forecast relating to the Business or Condition of the Company provided by or on behalf of the Company or any of its Affiliates to Purchaser or any of its Affiliates or Representatives, including the “Information Memorandum” of the Company furnished to Purchaser prior to the date hereof.  With respect to any projection or forecast delivered by or on behalf of the Company or any of its Affiliates to Purchaser or any of its Affiliates or Representatives, Purchaser and the Purchaser LLC’s acknowledge that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) they are familiar with such uncertainties, (c) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to them, and (d) they shall have no claim against the Company or any of its Affiliates or Representatives with respect thereto.

ARTICLE XII
TERMINATION

12.01.                  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)                                  at any time before the Initial Closing, by mutual written agreement of the Company and Purchaser authorized by their boards of directors;

(b)                                 at any time before the Initial Closing, by the Company or Purchaser, in the event that any Law or any final, non-appealable Order becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 12.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action;

(c)                                  at any time after September 19, 2012 (the “Initial Outside Date”), by the Company or Purchaser, if the Initial Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; provided, however, that if, on the Initial Outside Date, any of the conditions set forth in Section 7.04, Section 7.05, Section 8.04 or Section 8.05 have not been satisfied, the Initial Outside Date may be extended by the Company or Purchaser, upon written notice to the other, for up to an additional one (1) month period; provided, further, that if, on the expiration of such additional period, the conditions set forth in Section 7.04, Section 7.05, Section 8.04 or Section 8.05 have not been satisfied, the Outside Date may be extended by the Company or Purchaser, upon written notice to the other, for up to an additional one (1) month period (the Initial Outside Date, as it may be extended pursuant to this Section 12.01(c), is referred to herein as the “Outside Date”); provided, further, however, that the option of the Company to extend the Initial Outside Date shall only be available to the Company if the Debt Commitment Letters are in full force and effect and have not terminated and will remain in full force and effect throughout the entirety of any extension of the Initial Outside Date.  The right to terminate this Agreement under this Section 12.01(c) shall not be available to (i) the Company, if it is then in breach of any of the covenants or agreements set forth in Section 5.01, Section 5.02 or Section 5.10 or (ii) Purchaser, if it or First Tower Holdings LLC is then in breach of any of the covenants or agreements set forth in Section 6.01, Section 6.02 or Section 6.06;

(d)                                 at any time before the Initial Closing by Purchaser if the Company:

(i)                                     shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Sections 7.01 and 7.02 (assuming that the date of such determination is the Second Closing Date), and (B) cannot be or has not been cured, in all material respects, within twenty (20) Business Days after the giving of written notice to the Company (or, if less than twenty (20) Business Days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 12.01(d) shall not be available to Purchaser if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)                                  breaches, in any material respect, any of its obligations under Section 5.04; or

(e)                                  at any time before the Initial Closing by the Company if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (i) would give rise to the failure of the conditions set forth in Sections 8.01 and 8.02 (assuming that the date of such determination is the Second Closing Date), and (ii) cannot be or has not been cured, in all material respects, within twenty (20) Business Days after the giving of written notice to Purchaser (or, if less than twenty (20) Business Days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 12.01(e) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 12.01 shall give written notice of such termination to the other party in accordance with Section 14.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

12.02.                  Effect of Termination.  (a)     If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or Purchaser (or any of their respective officers, directors, employees or other Representatives or Affiliates, including the Shareholders) under this Agreement or in connection with the transactions contemplated hereby; provided that the provisions with respect to expenses in Section 14.03 will continue to apply following any such termination.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 12.01(b) or (c), the Company will remain liable to Purchaser and First Tower Holdings LLC for any willful breach of Section 5.10 by the Company existing at the time of such termination, and Purchaser and First Tower Holdings LLC will remain liable to the Company for any willful breach of Section 6.06 by Purchaser or First Tower Holdings LLC existing at the time of such termination, and the Company, Purchaser or First Tower Holdings LLC may seek such remedies, including damages and reasonable fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

(b)                                 Notwithstanding anything in this Agreement to the contrary, no Lender Related Party has any liability or obligation (whether in contract or tort) for any Loss suffered or incurred by any one or more of the Shareholders, the Company, or their Affiliates arising from or relating to this Agreement, to any of the Debt Commitment Letters, or any of the transactions contemplated by this Agreement or the Debt Commitment Letters; provided, however, in the event that Purchaser or any of the Purchaser LLC’s is a Lender Related Party, nothing in this Section 12.02(b) shall relieve such applicable party from any liability or obligation arising from or relating to this Agreement or any of the transactions contemplated by this Agreement other than those arising from their status as a Lender Related Party.  Neither the Shareholders nor the Company nor their Affiliates, may bring or maintain any claim, action or proceeding against any Lender Related Party arising from or relating to this Agreement, to any of the Debt Commitment Letters, or any of the transactions contemplated by this Agreement or the Debt Commitment Letters.

ARTICLE XIII
DEFINITIONS

13.01.                  Definitions.  (a)  Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition Proposal” means any discussions, negotiations, inquiry, offer or proposal made by any Person or group of Persons other than Purchaser, First Tower Holdings LLC or any Affiliate thereof, relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any tender offer, merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution, joint venture or other business combination of (i) Assets and Properties that constitute or represent 10% or more of the total assets, net revenue or net income of the Company and the Subsidiaries, taken as a whole, or (ii) securities of the Company representing 10% or more of the outstanding capital stock of, or other equity or voting interests in, the Company or in any of the Subsidiaries directly or indirectly holding, individually or taken together, the Assets and Properties referred to in clause (i) in each case other than the transactions contemplated by this Agreement.

“Actions or Proceedings” means any action, suit, proceeding or arbitration, or any investigation by any Governmental or Regulatory Authority.

“Actuarial Analyses” has the meaning ascribed to it in Section 3.07(g).

“Actual Earn-Back IRR” means the compounded internal rate of return, as determined in good faith by Purchaser or First Tower Holdings LLC, in respect of all investments, whether equity or Indebtedness, funded by Purchaser or any of its Affiliates in First Tower Holdings LLC or any of its Subsidiaries (but only including the amount of any Indebtedness funded by Purchaser and its Affiliates that exceeds sixty percent (60%) of loan receivables net of unearned charges of First Tower Holdings LLC and its Subsidiaries; provided that such exclusion shall only apply if third party Indebtedness is not available on commercially reasonable terms, including in such amounts and terms substantially similar to the First Tower Loan Agreement), produced by the combination of the First Tower Payments and the Terminal Valuation.  For purposes of the foregoing, (i) amounts of net income before taxes of First Tower Holdings LLC and its Subsidiaries allocated to ownership interests of First Tower Holdings LLC held by Purchaser and its Affiliates in respect of a fiscal year that are not distributed to Purchaser and its Affiliates within three (3) months after the end of such fiscal year shall be treated as additional equity investments, and (ii) amounts of cash, cash equivalents and investment securities deemed to be distributed to Purchaser and its Affiliates pursuant to clause (ii) of the definition of “First Tower Payments” shall be treated as additional equity investments at such time as such amounts are utilized in the business of First Tower Holdings LLC and its Subsidiaries or for them to make an acquisition.  In addition, the calculation of the Actual Earn-Back IRR shall exclude the impact of capital expenditures for the calendar years ended 2015 and 2016 in excess of the projected amounts set forth in Annex IV.  First Tower Holdings LLC and its Subsidiaries shall in good faith apply the following methodology in calculating Actual Earn-Back IRR:

Variables:

Purchase Price Value:  P

Period of each respective payment or investment from the Second
Closing Date:  i Earn-Back Period: t

First Tower Payments for period i:  Fi

Equity and Debt Investments for period i:  Ei

Fully Diluted Percentage Ownership:  S

Terminal Valuation:  TV

Actual Earn-Back IRR:  IRR

IRR is the rate of return such that the net present value of the cash flows equals zero

“Additional Shareholders” means (i) the Tower Loan of Mississippi, Inc. 401(k) Profit Sharing Plan, (ii) E. W. Kreuz, (iii) David Hood, (iv) Bob Pardue, and (v) Joe Kennedy.

“Adjusted Interim Period Net Income” has the meaning ascribed to it in Section 1.03(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“AFIC” has the meaning ascribed to it in the forepart of this Agreement.

“AFLIC” has the meaning ascribed to it in the forepart of this Agreement.

“Aggregate Dividends” has the meaning ascribed to it in Section 1.03(c).

“Agreement” means this Agreement, the Company Disclosure Schedule, the Annexes and Exhibits hereto and the certificates delivered in accordance with Sections 1.03, 7.03 and 8.03, as the same shall be amended from time to time.

“Allocation” has the meaning ascribed to it in Section 9.02(b).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Base Share Amount” has the meaning ascribed to it in Section 1.02(b).

“BDC” means a “Business Development Company” as defined in Section 2(a)(48) of the Investment Company Act.

“Benefit Extension Period” has the meaning ascribed to it in Section 6.03(a).

“Benefit Plan” means any Plan established or sponsored by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries contributes, is a party or participant, or has any liability, including each compensation or benefit plan, program, agreement or arrangement (other than any multiemployer plan within the meaning of Section 3(37) of ERISA) for any current or former employee or director of, or other service provider to the Company or any of the Subsidiaries.

“Board of Directors” means the board of directors of the Company.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, operating data and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Mississippi or the State of New York are authorized or obligated to close.

“Business or Condition of Purchaser” means the business, condition (financial or otherwise) or results of operations of Purchaser and its subsidiaries taken as a whole.

“Business or Condition of the Company” means the business, condition (financial or otherwise) or results of operations of the Subsidiaries taken as a whole.

“Capitol Street” means Capitol Street Corporation, a Mississippi corporation.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).

“Change of Control Event” has the meaning ascribed to it in Section 2.09(f).

“Claim Notice” means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Class A Share Value” means the result obtained by dividing (a) (i) the Purchase Price Value by (ii) the Majority Interest, and then dividing that result by (b) the aggregate number of Class A Shares representing the sum of the Majority Interest and the Minority Interest.

“Class A Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Closing Share Value” has the meaning ascribed to it in Section 1.02(b)(i).

“Closing Statement” has the meaning ascribed to it in Section 1.03(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Code § 338 Forms” has the meaning ascribed to it in Section 9.02(a).

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Common Stock” has the meaning ascribed to it in the forepart of this Agreement.

“Company Disclosure Schedule” means the record delivered to Purchaser pursuant to the terms of this Agreement on behalf of the Company herewith and dated as of the date hereof, containing all lists, exceptions and other information and materials as may be provided pursuant to this Agreement.

“Company Employees” has the meaning ascribed to it in Section 6.03(a).

“Company Financial Statements” means the consolidated financial statements of the Company delivered to Purchaser pursuant to Section 3.07(a).

“Company Intellectual Property” has the meaning ascribed to it in Section 3.15.

“Company Licenses” has the meaning ascribed to it in Section 3.17.

“Company Loans” means Originated Company Loans and Purchased Company Loans.

“Company Material Adverse Effect” means, with respect to any Subsidiary, any event, state of facts, circumstance, development, change, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to (i) the Business or Condition of the Company, provided, however, that no event, state of facts, circumstance, development, change, occurrence or effect resulting from or in connection with any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (A) changes or effects in general economic, social or political conditions affecting any or all of the industries or markets in which the Subsidiaries operate, (B) the commencement, continuation or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, (C) general securities or financial market conditions, including changes in interest rates or currency exchange rates, (D) changes or proposed changes in any Laws, rules, regulations, GAAP or SAP or other accounting standards, or authoritative interpretations thereof (including the enactment, promulgation or compliance with the rules and regulations adopted pursuant to the Dodd-Frank Act), (E) the negotiation, execution or performance of this Agreement, the announcement of this Agreement or the proposed sale of the Subsidiaries or the pendency or consummation of the transactions contemplated hereby, or any changes or actions resulting from any of the foregoing, (F) any action required by Law or contemplated by this Agreement, or (G) the adoption, enactment or passage of any Law referred to in Section 2.08(a) (regardless of the size of the interest rate restriction, limitation or cap) or Section 2.08(b) (regardless of the magnitude of the impact on revenues); provided, however, that notwithstanding the foregoing, clauses (A), (B), (C), and (D) shall not apply to the extent that the effects of such changes referred to therein are disproportionately adverse to the Business or Condition of the Company as compared to other companies in the industries and in the geographic markets in which the Subsidiaries operate or (ii) the ability of the Company to timely consummate the transactions contemplated herein.

“Company Owned Real Property” has the meaning ascribed to it in Section 3.13(a).

“Company Regulatory Agreement” has the meaning ascribed to it in Section 3.09(c).

“Company SAP Statements” has the meaning ascribed to it in Section 3.07(d).

“Confidentiality Agreement” has the meaning ascribed to it in Section 5.03.

“Consolidated Subsidiary” when used with respect to any Person, means any bank, corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contest” has the meaning ascribed to it in Section 9.04.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

“Covenants Agreements” has the meaning ascribed to it in Section 1.05.

“Cut-off Date” means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 11.01.

“Debt Commitment Letters” has the meaning ascribed to it in Section 4.14.

“Direct Subsidiary” has the meaning ascribed to it in the forepart of this Agreement.

“Direct Subsidiary Stock” has the meaning ascribed to it in the forepart of this Agreement.

“Discretionary Cash Amount” has the meaning ascribed to it in Section 1.02(b)(i).

“Dispute Period” means the period ending sixty (60) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“DOJ” means the United States Department of Justice.

“Earn-Back Notice of Objection” has the meaning ascribed to it in Section 2.09(b).

“Earn-Back Payment Amount” means an amount equal to the Regulatory Escrow Amount actually released and paid to the Purchaser Indemnified Parties pursuant to Section 2.09.

“Earn-Back Period” means the period from the Second Closing Date through and including the earlier of (i) a Change of Control Event, and (ii) December 31, 2016.

“Earn-Back Review Period” has the meaning ascribed to it in Section 2.09(b).

“Earn-Back Statement” has the meaning ascribed to it in Section 2.09(a).

“EBITDA” means, with respect to First Tower Holdings LLC and its Subsidiaries, Net Income plus Taxes plus interest expense plus depreciation and amortization expense plus discretionary expenses and one-time expenses (other than any such one-time expense that is mandated by the Law that triggered the giving of the Regulatory Escrow Release Notice) incurred in fiscal 2015 or 2016, as applicable, rather than another period primarily for the purpose of reducing EBITDA for fiscal 2015 or 2016, as applicable, to a level causing the Actual Earn-Back IRR to be less than the Projected Earn-Back IRR.

“Elections” has the meaning ascribed to it in Section 9.02(a).

“Employment Agreements” has the meaning ascribed to it in Section 1.05.

“Environmental Law” means any Law or Order relating to the protection of the environment or to pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Account” has the meaning ascribed to it in Section 2.04(b)(i)(C).

“Escrow Agent” means KeyBank National Association.

“Escrow Agreement” means an agreement substantially in the form of Exhibit F hereto to be entered into on the Initial Closing Date by the Company, Purchaser and the Escrow Agent.

“Escrow Amount” has the meaning ascribed to it in Section 2.04(b)(i)(C).

“Excess Plan” has the meaning ascribed to it in Section 5.18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Agreement” means that certain exclusivity agreement between the Company and Purchaser, dated as of September 30, 2011, as amended.

“Extraordinary Dividend” has the meaning ascribed to it in Section 1.02(e).

“First Tower Holdings of Delaware LLC” has the meaning ascribed to it in the forepart of this Agreement.

“First Tower Holdings LLC” has the meaning ascribed to it in the forepart of this Agreement.

“First Tower Holdings LLC Operating Agreement” means the operating agreement of First Tower Holdings LLC in the form attached hereto as Exhibit H.

“First Tower Loan” has the meaning ascribed to it in the forepart of this Agreement.

“First Tower Loan Agreement” has the meaning ascribed to it under “Loan Agreements” in this Section 13.01(a).

“First Tower Payments” means the sum of (1) all distributions of cash or other property by First Tower Holdings LLC to Purchaser or any of its Affiliates during the Earn-Back Period, other than distributions of amounts previously treated as First Tower Payments pursuant to clause (ii) below plus (2) cash payments of interest on Indebtedness owed by First Tower Holdings LLC or any of its Subsidiaries to Purchaser or any of its Affiliates (but excluding Indebtedness issued to Purchaser or any of its Affiliates that is not included as an investment for purposes of the definition of “Actual Earn-Back IRR”) plus (3) cash payments of interest on Indebtedness owed by First Tower Holdings LLC or any of its Subsidiaries to Purchaser or any of its Affiliates that is not included as an investment for purposes of the definition of “Actual Earn-Back IRR”, but only to the extent such payments represent interest that is in excess of generally recognized market rates prevailing from time to time.  For the foregoing purpose, the following items shall be treated as First Tower Payments:  (i) management, consulting or similar fees paid by First Tower Holdings LLC or any of its Subsidiaries to Purchaser or any of its Affiliates; (ii) the portion allocable to Purchaser and its Affiliates of the amount of cash, cash equivalents and investment securities (other than investment securities held by the Insurance Subsidiaries in reasonable amounts against potential policy claims and pursuant to regulatory capital requirements) in excess of the average proportion thereof to total assets held by the Company and its Subsidiaries during the fiscal year ended December 31, 2011 to the extent not previously treated as a First Tower Payment hereunder; and (iii) payments to Purchaser and its Affiliates out of (A) the Indemnity Escrow Account other than in respect of Third Party Claims and (B) the Regulatory Escrow Account.  For purposes of this definition, the First Tower Holdings LLC and its Subsidiaries shall not be treated as Affiliates of Purchaser.

“FTC” means the United States Federal Trade Commission.

“FT Financing LLC” has the meaning ascribed to it in the forepart of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and all periods presented.

“Governmental or Regulatory Authority” means any federal, state or local government, any court, tribunal, arbitrator, authority, agency, commission, official or any non-

governmental self-regulatory agency or other instrumentality of the United States or any state, county, city or other political subdivision thereof.

“Gulfco of Alabama” has the meaning ascribed to it in the forepart of this Agreement.

“Gulfco of Louisiana” has the meaning ascribed to it in the forepart of this Agreement.

“Gulfco of Mississippi” has the meaning ascribed to it in the forepart of this Agreement.

“Hazardous Material” means any chemicals or other materials, substances or wastes that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” or that are otherwise subject to regulation as toxic or hazardous under any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital or financing leases, or (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article X.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

“Indemnity Escrow Account” has the meaning ascribed to it in Section 2.04(b)(i)(B).

“Indemnity Escrow Amount” has the meaning ascribed to it in Section 2.04(b)(i)(B).

“Indemnity Notice” means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Independent Accountant” has the meaning ascribed to it in Section 1.03(b).

“Individual Shareholder Agreements” means those certain Exchange and Consent Agreements entered into on the date hereof by the Company with each of the M.K. Lee Gift Trust, the Jack R. Lee Gift Trust and the Additional Shareholders providing for, among other things, the exchange by (i) the M.K. Lee Gift Trust and the Jack R. Lee Gift Trust of the Lee Trusts Reinvested Shares, (ii) the M.K. Lee Gift Trust of the Lee Trust Sale Shares, and (iii) each Additional Shareholder of the shares of Company Common Stock set forth next to such Shareholder’s name on Annex I, in each case for the respective portions of the Purchase Price and Minority Interest contemplated by Sections 2.03 and 2.06.

“Initial Closing” has the meaning ascribed to it in Section 1.02(a).

“Initial Closing Date” means (i) the third (3rd) Business Day after the day on which the conditions set forth in Sections 7.05 and 8.05 have been satisfied (but subject to the satisfaction or waiver of the other conditions set forth in Articles VII and VIII), or (ii) such other date as Purchaser and the Company agree upon in writing.

“Initial Contribution” has the meaning ascribed to it in Section 2.01.

“Initial Exchange” has the meaning ascribed to it in Section 2.03.

“Initial Outside Date” has the meaning ascribed to it in Section 12.01(c).

“Insurance Contracts” has the meaning ascribed to it in Section 3.22(a).

“Insurance Subsidiaries” means AFIC and AFLIC.

“Intellectual Property” of any Person means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights of such Person.

“Interim Financial Statements” has the meaning ascribed to it in Section 3.07(a).

“Interim Period Net Income” means the net income of the Company and its Consolidated Subsidiaries for the period from and including August 1, 2011 to and including the Initial Closing Date, as determined in accordance with the methodologies set forth in Annex III.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Jack R. Lee Gift Trust” means the Jack R. Lee 2006 Gift Trust created by an Agreement of Trust, dated September 4, 2006, by and among Jack R. Lee, as Settlor, and Mary Katherine Lee and Francis C. Lee, as co-trustees.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of any of the individuals listed on Section 13.01(a) of the Company Disclosure Schedule.

“Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lee Trusts Reinvested Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Lee Trust Sale Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Lender Related Party” means any of Purchaser’s debt financing sources (including the parties to the transactions contemplated by the Debt Commitment Letters) and their respective Affiliates, partners, trustees, and equity holders, and the directors, officers, employees, advisors, representatives, attorneys-in-fact and agents of the foregoing, including their respective successors and assigns.

“Lending Subsidiaries” means the Subsidiaries other than the Insurance Subsidiaries.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loan Agreements” means (i) the Amended and Restated Loan and Security Agreement with respect to the Company’s revolving credit facility in the amount of $210,000,000, dated as of June 29, 2007, as amended by the First Amendment, dated as of June 30, 2009, the Second Amendment, dated as of June 30, 2010, and the Third Amendment, dated as of October 14, 2011, by and among First Tower Loan, Tower Loan of Mississippi, Gulfco of Alabama, Gulfco of Louisiana, Gulfco of Mississippi, Tower Loan of Missouri (collectively, as borrowers thereunder), the financial institutions listed on the signature pages thereto (collectively, as lenders thereunder) and Bank of America (as administrative agent thereunder) (as amended, restated, amended and restated, continued or otherwise modified from time to time, the “First Tower Loan Agreement”), and (ii) the Promissory Note with respect to the Company’s revolving credit line in the amount of $7,000,000, dated as of June 30, 2007, by and among the Company, Tower Loan of Mississippi, First Tower Loan, Gulfco of Louisiana, Gulfco of Mississippi, Gulfco of Alabama (collectively, as borrowers thereunder) and Trustmark National

Bank (as lender thereunder) (as amended, restated, amended and restated, continued or otherwise modified from time to time, the “Trustmark Loan Agreement”).

“Loss” means any and all damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), but not including internal management, administrative or overhead costs.

“Majority Interest” has the meaning ascribed to it in the forepart of this Agreement.

“MBCA” means the Mississippi Business Corporation Act, as amended.

“Minimum Cash Amount” has the meaning ascribed to it in Section 1.02(b).

“Minority Interest” has the meaning ascribed to it in the forepart of this Agreement.

“Mississippi Insurance Department Approval” has the meaning ascribed to it in the forepart of this Agreement.

“M.K. Lee Gift Trust” means the Mary Katherine Lee 2006 Gift Trust, created by an Agreement of Trust, dated September 4, 2006, by and among Mary Katherine Lee, as Settlor, and Jack R. Lee and Francis C. Lee, as co-trustees.

“NASDAQ” means The NASDAQ Global Select Market.

“Net Income” means net income of First Tower Holdings LLC and its Subsidiaries calculated in accordance with GAAP and in a manner consistent with the same accounting principles, practices, methodologies and policies used in the preparation in the Company Financial Statements (including the methodologies used for charge offs and provisioning) as of the date of the Company Financial Statements and its Subsidiaries delivered to Purchaser pursuant to Section 3.07(a)(i), except to the extent modification of any such principle, practice, methodology and policy is required by changes in GAAP or the interpretation thereof; provided, however, that the calculation of Net Income shall exclude the impact of any (i) income, expense, gain or loss that falls under either prong of the definition of “extraordinary” for purposes of GAAP, (ii) management, consulting or similar fees paid to Purchaser or any of its Affiliates, and (iii) impairment charges related to any write-down or write-off of goodwill or other intangibles.

“Notice” has the meaning ascribed to it in Section 1.03(b).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Order” means any award, writ, stipulation, determination, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any Contract with, any Governmental or Regulatory Authority.

“Originated Company Loans” means all currently outstanding secured or unsecured loans, advances or credit lines originated and currently held by any of the Lending Subsidiaries (other than those written off as bad debts).

“Other Company Documents” has the meaning ascribed to it in Section 3.07(e).

“Outside Date” has the meaning ascribed to it in Section 12.01(c).

“Participating Holder” means any Shareholder and, in the case of Capitol Street, any Person who receives Purchaser Common Shares, directly or indirectly, dividended by Capitol Street.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Percentage Ownership” means the ownership interest percentage of Purchaser and its Affiliates in First Tower Holdings LLC.

“Permitted Lien” means (i) statutory Liens for current Taxes not yet due and payable or Taxes being contested in good faith for which adequate reserves are maintained on the books, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Law arising or incurred in the ordinary course of business for obligations not yet due, (iii) in the case of leases of vehicles and other leased personal property, Liens which do not, individually or in the aggregate, materially impair the use of such leased equipment or other leased personal property, (iv) other Liens incidental to the operation of the business of the Company or the Subsidiaries or the ownership of their Assets and Properties which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of the assets encumbered thereby or materially interfere with the use thereof, (v) in the case of Licenses or other rights to use Company Intellectual Property, Liens or other restrictions arising from the terms thereof, (vi) Liens on leases of real property arising from the provisions of such leases, including in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental or Regulatory Authority, necessary or beneficial to the continued use and occupancy of the Assets and Properties of the Company and the Subsidiaries, and (vii) Liens arising under the Loan Agreements.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus or incentive compensation arrangement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, other stock or stock-based incentive plan, retirement or deferred compensation plan, employment or consulting agreement, profit sharing plan, or leave of absence, layoff, vacation, day or dependent care, fringe benefit, bonus, incentive, legal services, cafeteria, life, health, accident, disability, death benefit, severance compensation, separation, change in control or other employee benefit plan, program, practice, policy or arrangement of any kind, other than workers’ compensation, unemployment compensation or other governmental programs, whether written or oral, including any “employee benefit plan” within the meaning of section 3(3) of ERISA.

“Previously Disclosed” means information (i) set forth by Purchaser in the Purchaser Disclosure Letter, or (ii) disclosed prior to the date hereof in Purchaser SEC Filings (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer, in each case, to the extent the statements contained therein are non-specific or predictive or forward-looking in nature, or any other statements that are similarly non-specific or predictive or forward-looking in nature).

“Projected Earn-Back IRR” means thirty percent (30%).

“Protective Election” has the meaning ascribed to it in Section 9.02(a).

“Purchase Price” means the Discretionary Cash Amount (including the contingent portion thereof being deposited in the Regulatory Escrow Account pursuant to Section 2.04(b)(i)(C) to guarantee Purchaser’s obligations to provide contingent consideration upon the occurrence of certain events as set forth in Section 2.08) and the Purchaser Common Shares and any amounts paid pursuant to the second sentence of Section 1.02(e).

“Purchase Price Value” means an amount equal to (a) the Discretionary Cash Amount plus (b) (i) the number of Purchaser Common Shares multiplied by (ii) the Value Per Share plus (c) any cash paid pursuant to the second sentence of Section 1.02(e) plus (i) the number of shares of Purchaser Common Stock delivered pursuant to the second sentence of Section 1.02(e) multiplied by (ii) the Value Per Share.

“Purchased Company Loans” means any currently outstanding secured or unsecured loans, advances or credit lines currently held by any of the Lending Subsidiaries and purchased by the Lending Subsidiaries from other lenders (other than those written off as bad debts).

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Capitalization Date” means September 30, 2011.

“Purchaser Common Shares” has the meaning ascribed to it in Section 1.02(b).

“Purchaser Common Stock” has the meaning ascribed to it in Section 4.02.

“Purchaser Disclosure Letter” means the record delivered to the Company pursuant to the terms of this Agreement on behalf of Purchaser herewith and dated as of the date hereof, containing all lists, exceptions and other information and materials as may be provided pursuant to this Agreement.

“Purchaser Indemnified Parties” means Purchaser and (in their capacities as owners of Class A Shares) the Jack R. Lee Gift Trust and the M.K. Lee Gift Trust, severally in accordance with their respective ownership of Class A Shares.

“Purchaser Insurance Policy” has the meaning ascribed to it in Section 4.13.

“Purchaser LLC’s” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Lookback Date” has the meaning ascribed to it in Section 4.10(a).

“Purchaser Material Adverse Effect” means, with respect to Purchaser, any event, state of facts, circumstance, development, change, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to (i) the Business or Condition of Purchaser; provided, however, that no event, state of facts, circumstance, development, change, occurrence or effect resulting from or in connection with any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Purchaser Material Adverse Effect: (A) changes or effects in general economic, social or political conditions affecting any or all of the industries or markets in which Purchaser and its subsidiaries operate, (B) the commencement, continuation or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, (C) general securities or financial market conditions, including changes in interest rates or currency exchange rates, (D) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof (including the enactment, promulgation or compliance with the rules and regulations adopted pursuant to the Dodd-Frank Act), (E) the negotiation, execution or performance of this Agreement, the announcement of this Agreement or the proposed sale of the Company or the pendency or consummation of the transactions contemplated hereby, or any changes or actions resulting from any of the foregoing, or (F) any action required by Law, contemplated by this Agreement; provided, however, that notwithstanding the foregoing, clauses (A), (B), (C), and (D) shall not apply to the extent that the effects of such changes referred to therein are disproportionately adverse to the Business or Condition of Purchaser as compared to other companies in the industries and in the geographic markets in which Purchaser and its subsidiaries operate; or (ii) the ability of Purchaser to timely consummate the transactions contemplated herein.

“Purchaser SEC Filings” means any final prospectus, final registration statement, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Investment Company Act, the Securities Act or the Exchange Act since January 1, 2006.

“Regulatory Escrow Account” has the meaning ascribed to it in Section 2.04(b)(i)(C).

“Regulatory Escrow Amount” has the meaning ascribed to it in Section 2.04(b)(i)(C).

“Regulatory Escrow Dispute Notice” has the meaning ascribed to it in Section 2.08(d).

“Regulatory Escrow Release Notice” has the meaning ascribed to it in Section 2.08(a).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment.

“Remaining Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Representatives” means, with respect to any Person, such Person’s employees, officers, directors, legal counsel, accountants, financial advisors, consultants and other representatives.

“Resolution Period” has the meaning ascribed to it in Section 1.03(b).

“Rights” has the meaning ascribed to it in Section 3.03(c).

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, and any successor provisions thereto.

“SAP” has the meaning ascribed to it in Section 3.07(d).

“SAP Statements” has the meaning ascribed to it in Section 3.07(d).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing” has the meaning ascribed to it in Section 2.04(a).

“Second Closing Date” has the meaning ascribed to it in Section 2.04(a).

“Second Contribution” has the meaning ascribed to it in Section 2.02.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” or “Shareholders” has the meaning ascribed to it in the forepart of this Agreement.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Signing Shareholder” or “Signing Shareholders” has the meaning ascribed to it in the forepart of this Agreement.

“Straddle Periods” has the meaning ascribed to it in Section 9.01(c).

“Straddle Returns” has the meaning ascribed to it in Section 9.01(c).

“Subsidiary” means any Person in which the Company (prior to the Initial Closing) or First Tower Holdings LLC (after the Second Closing), directly or indirectly through a subsidiary or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

“Subsidiary Reorganization” has the meaning ascribed to it in the forepart of this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign tax, charge, fee, levy, other assessment, including, income, gross receipts, excise, real or personal property, sales, or withholding tax, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording tax, fee or charge imposed by any Governmental or Regulatory Authority, (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and includes any interest and penalties on or additions to any such tax.

“Tax Allocation Agreement” has the meaning ascribed to in Section 5.17.

“Tax Return” means any report, return, declaration or filing required or permitted to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereto.

“Taxing Authority” means any Governmental or Regulatory Authority with the right or authority to impose tax.

“Terminal Valuation” means the total valuation of all undistributed equity and Indebtedness investments by Purchaser and any of its Affiliates in First Tower Holdings LLC as of December 31, 2016, determined (a) by multiplying (i) the Valuation Multiple by (ii) the average of the calendar year ended December 31, 2016 and the calendar year ended December 31, 2015 EBITDA, and then subtracting (b) TV Net Indebtedness.

“Third Party Claim” has the meaning ascribed to it in Section 10.02(a).

“Tower Auto” has the meaning ascribed to it in the forepart of this Agreement.

“Tower Loan of Mississippi” has the meaning ascribed to it in the forepart of this Agreement.

“Tower Loan of Missouri” has the meaning ascribed to it in the forepart of this Agreement.

“Trading Day” means any day for which quotations are available on NASDAQ.

“Transaction Expense Amount” has the meaning ascribed to it in Section 1.04.

“Transaction Expense Notice” has the meaning ascribed to it in Section 1.04.

“Transaction Expenses” means all fees and expenses payable by the Company or any of the Subsidiaries to any Person arising from the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including any amounts payable by the Company to the broker named in Section 3.24, its accountants and legal advisors; provided, however, that the fees and expenses of any Person engaged as an ancillary trustee, in connection with the transactions contemplated hereby, of the Tower Loan of Mississippi, Inc. 401(k) Profit Sharing Plan, dated as of April 1, 2003 shall be expressly excluded from the definition of “Transaction Expenses” and any such fees and expenses shall be payable by the Company.

“Transfer Taxes” has the meaning ascribed to it in Section 9.05.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Trustmark Loan Agreement” has the meaning ascribed to it under “Loan Agreements” in this Section 13.01(a).

“TV Net Indebtedness” means, as of December 31, 2016, (i) the aggregate Indebtedness issued (A) to Persons other than Purchaser or any of its Affiliates plus (B) Indebtedness issued to Purchaser or any of its Affiliates in an aggregate amount outstanding and not included as an investment for purposes of the definition of “Actual Earn-Back IRR” minus (ii) unrestricted cash on the applicable consolidated balance sheet of First Tower Holdings LLC and its Subsidiaries, but only the portion allocable to Purchaser and its Affiliates of the amount of such cash in excess of the average proportion thereof to total assets held by the Company and its Subsidiaries during the fiscal year ended December 31, 2011 to the extent not previously treated as a First Tower Payment; provided that any additional Indebtedness incurred in the calendar year 2015 or the calendar year 2016 for the purposes of funding an acquisition made in the calendar year 2015 or the calendar year 2016 shall be reduced (A) for the purpose of the calculation for the calendar year 2015, by the portion of the year prior to such incurrence for Indebtedness incurred in the calendar 2015, and (B) for the purpose of the calculation for calendar year 2016, by the portion of the year prior to such incurrence for Indebtedness incurred in the calendar year 2016.

“Valuation Multiple” means the quotient obtained by dividing (i) the sum of (x) the quotient obtained by dividing the Purchase Price Value by the aggregate percentage of the ownership interests of First Tower Holdings LLC held by Purchaser and its Affiliates after giving effect to the consummation of the transactions contemplated by this Agreement plus (y) outstanding Indebtedness of First Tower and its Subsidiaries after giving effect to the consummation of the transactions contemplated by this Agreement but subtracting any amounts of Indebtedness incurred to pay part of the cash portion of the Purchase Price Value and any transaction fees and expenses of Purchaser and its Affiliates by (ii) 2011 EBITDA.

“Value Per Share” has the meaning ascribed to it in Section 1.02(b)(i).

“Voting Debt” has the meaning ascribed to it in Section 3.03(c).

“VWAP” means, for any date or range of dates, the volume weighted average price of a share of Purchaser Common Stock for such date or range of dates (or the nearest preceding date) on the NASDAQ as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; provided that if any of the five (5) Trading Days used in determining the Discretionary Cash Amount pursuant to Section 1.02(b) is on or after an applicable ex-dividend date for the Purchaser Common Stock but prior to payment of such dividend, VWAP shall be calculated as though such ex-dividend date had not occurred.

“Written Consent” has the meaning ascribed to it in the forepart of this Agreement.

(b)           Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Annex”, “Exhibit” or “Section” refer to the specified Article, Annex, Exhibit or Section of this Agreement; (v) the phrase “ordinary course of business” refers to the business of the Company or the Subsidiaries consistent with past custom and practice; and (vi) each Law and Order shall be as amended and in effect on the date of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or SAP, as applicable.  Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE XIV
MISCELLANEOUS

14.01.      Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission, electronic mail or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser or First Tower Holdings LLC, to:

Prospect Capital Corporation
10 East 40th Street, 44th Floor
New York, NY 10016

Facsimile No.:  (212) 448-9652
Email:  PL@prospectstreet.com jbarry@prospectstreet.com

grier@prospectstreet.com rcarratu@prospectstreet.com

Attn:  John F. Barry III

M. Grier Eliasek

Richard Carratu

Joseph A. Ferraro, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Facsimile No.:  (917) 777-2790
Email:  richard.prins@skadden.com
Attn:  Richard Prins, Esq.

If to either the Company or Capitol Street, to:

Matthew L. Holleman
P.O. Box 12485

Jackson, MS 39206
Facsimile No.:  (601) 366-8364
Email:  matt.h3@comcast.net

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
Facsimile No.:  (212) 822-5680
E-mail:  rreder@milbank.com
Attn:  Robert S. Reder, Esq.

and to

Forman Perry Watkins Krutz & Tardy LLP

City Center, Suite 100

200 South Lamar Street

Jackson, MS  39201-4099

Facsimile No.:  (601) 960-8609

Email:  shendrix@fpwk.com

Attn: Steven Hendrix, Esq.

If to either the Jack R. Lee Gift Trust or the M.K. Lee Gift Trust or in connection with matters related to First Tower Holdings LLC, the First Tower Holdings LLC Operating Agreement, the Employment Agreement or Covenants Agreement for Francis C. Lee, or matters related to the Lee Trusts Reinvested Shares, to:

Francis C. Lee
402 Daniel Drive
Brandon, MS 39047
Email: towerceo@bellsouth.net

with a copy to:

Watkins & Eager PLLC

400 East Capitol St.

Jackson, MS  39201

Facsimile No.:  (601) 965-1901

Email:  jmorgan@watkinseager.com

Attn: Jane B. Morgan

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (c) if delivered by electronic mail to the e-mail address provided in this Section, be deemed given on the date sent (with the receipt confirmed) and (d) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

14.02.      Entire Agreement.  This Agreement (together with the Escrow Agreement) supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including the Exclusivity Agreement, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms and shall terminate at the Initial Closing.  All information and materials delivered by or on behalf of the Company to Purchaser or its Representatives or Affiliates pursuant to the terms of this Agreement will be subject to the terms and provisions of the Confidentiality Agreement.

14.03.      Expenses.  Except as otherwise expressly provided in this Agreement (including as provided in Section 1.03, Section 12.02, Section 5.13 and Annex III), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby; provided that Purchaser shall be responsible for (x) the fees payable in connection with the filings required by the HSR Act, and (y) all fees payable in connection with the filings, consents, approvals or actions of or with Governmental or Regulatory Authorities or the Persons referred to in Sections 5.01 and 6.01.

14.04.      [Reserved]

14.05.      Public Announcements.  At all times at or before the Second Closing, neither the Company, Purchaser nor any of the Purchaser LLC’s will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser may, without the prior consent of the Company (but after prior consultation with the Company to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of The NASDAQ Stock Market.  If any party is unable to obtain the approval of its public report, statement or release from any other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  The Company and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Second Closing announcing the consummation of the transactions contemplated by this Agreement.

14.06.      Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

14.07.      Amendment.  This Agreement may be amended, supplemented or modified only by a formal written instrument (and not by an email or series of emails) duly executed by or on behalf of Purchaser, the Purchaser LLC’s, the Company and, if such amendment, supplement or modification would adversely affect the rights of a particular Signing Shareholder adversely in comparison to another Shareholder, by such Signing Shareholder; provided that (x) any amendment, supplement or modification of Sections 2.03 or 2.04(b)(ii)(A) or Annex II, or that otherwise changes or modifies the consideration to be received with respect to, or the rights or economic effect to be received by, the Lee Trusts Reinvested Shares, or that has a material adverse effect on Francis C. Lee, the Jack R. Lee Gift Trust or the M.K. Lee Gift Trust or changes, modifies or impacts the terms of the First Tower Holdings LLC Operating Agreement, the Employment Agreement or Covenants Agreement executed by Francis C. Lee, shall require the prior written consent of the Jack R. Lee Gift Trust and the M.K. Lee Gift Trust, and (y) no amendment to any provision of this Agreement to which any Lender Related Party is a third-party beneficiary is effective against such party without such party’s prior written consent.

14.08.      Third-Party Beneficiary.  Except as provided in Sections 6.04, 6.07 and 14.13, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.  Notwithstanding the preceding sentence, the Lender Related Parties are intended third-party beneficiaries of and shall be entitled to enforce the provisions of the following:  (i) Section 12.02(b), (ii) Section 14.07, (iii) this Section 14.08, and (iv) Section 14.12.

14.09.      No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) that any Signing Shareholder may assign or transfer any or all of its rights, interests and obligations hereunder by assignments and transfers made for bona fide estate planning purposes, either during his or her lifetime or on death by will or the Laws of descent and distribution or otherwise by operation of Law, (b) pursuant to Section 1.06, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder, and (c) after the Second Closing, the Company may assign or transfer any or all of its rights, interests and obligations hereunder to Capitol Street or any Affiliate thereof, either directly or by operation of Law.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective permitted successors and assigns.

14.10.      Enforcement of Agreement.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement (including the failure by any party to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) was not performed in accordance with its specified terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

14.11.      Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

14.12.      Governing Law; Consent to Jurisdiction.  (a)  All matters arising from or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby (including any Actions or Proceedings arising from or relating to the Debt Commitment Letters) shall be governed by and construed in accordance with the internal Laws of the State of New York, without regard to applicable principles of conflicts of Law, except (i) to the extent that the MBCA is mandatorily applicable to any transaction contemplated herein, and (ii) to the extent arising under any Employment Agreement or Covenant Agreement.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, in any Action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby (including any Actions or Proceedings arising from or relating to the Debt Commitment Letters) or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action or Proceeding except in the United States District Court for the Southern District of New York or, if such Action or Proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County, and (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action or Proceeding in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York, and waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THE DEBT COMMITMENT LETTERS), OTHER THAN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF ANY EMPLOYMENT AGREEMENT OR COVENANT AGREEMENT.

14.13.      Conflict of Interest.  If the Company or any Shareholder so desires, and without the need for any consent or waiver by any of the Subsidiaries of the Company or Purchaser, Milbank, Tweed, Hadley & McCloy LLP shall be permitted to represent the Company or such Shareholder after the Initial Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.  After the Initial Closing, the Subsidiaries of the Company shall cease to have any attorney-client relationship with Milbank, Tweed, Hadley & McCloy LLP, unless Milbank, Tweed, Hadley & McCloy LLP is specifically engaged in writing by any such Subsidiary to represent such entity after the Initial Closing.  Any such representation of any such Subsidiary by Milbank, Tweed, Hadley & McCloy LLP after the Initial Closing shall not affect the foregoing provisions hereof.  Milbank, Tweed, Hadley & McCloy LLP is an intended beneficiary of this Section 14.13 and is entitled to enforce such provision.

14.14.      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

14.15.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

PROSPECT CAPITAL CORPORATION

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: President

FIRST TOWER HOLDINGS OF DELAWARE LLC

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Authorized Signatory

FIRST TOWER HOLDINGS LLC

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Authorized Signatory

FT FINANCE HOLDING LLC

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: Authorized Signatory

FIRST TOWER CORP.

By:	/s/ Francis C. Lee
Name: Francis C. Lee
Title: President and Chief Executive Officer

CAPITOL STREET CORP.

By:	/s/ Matthew L. Holleman
Name: Matthew L. Holleman
Title: President

JACK R. LEE 2006 GIFT TRUST

By:	/s/ Francis C. Lee
Name: Francis C. Lee, as Investment Advisor

MARY KATHERINE LEE 2006 GIFT TRUST

By:	/s/ Francis C. Lee
Name: Francis C. Lee, as Investment Advisor

ANNEX I

ANNEX II

ANNEX III

Net Income Methodologies

ANNEX IV

EXHIBIT A

Employment Agreements

EXHIBIT B

Restrictive Covenants Agreement with Francis C. Lee

EXHIBIT C

Restrictive Covenants Agreement with Joseph Macon, Jr.

EXHIBIT D

Replacement for First Tower Loan Agreement

EXHIBIT E

Continuation of Trustmark Loan Agreement

EXHIBIT F

Escrow Agreement

EXHIBIT G

Purchase Price Allocation

EXHIBIT H

Form of First Tower Holdings LLC Operating Agreement